                                                                     Exhibit 2.3

                            STOCK PURCHASE AGREEMENT

                                  by and among

                    LAIDLAW INTERNATIONAL, INC., as "Parent,"

                         LAIDLAW MEDICAL HOLDINGS, INC.

                                   as "Seller"

                                       and

                                   EMSC, INC.,

                                 as "Purchaser"

                          Dated as of December 6, 2004

                                TABLE OF CONTENTS
                          (Not part of this Agreement)

                                                                                              PAGE
                                                                                              ----
ARTICLE I. PURCHASE AND SALE.............................................................       1

   1.01     Purchase and Sale of Shares..................................................       1
   1.02     Purchase Price...............................................................       1
   1.03     Closing......................................................................       1
   1.04     Deliveries...................................................................       2
   1.05     Post-Closing Adjustment......................................................       2

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT..........................       4

   2.01     Ownership of Shares..........................................................       5
   2.02     Organization.................................................................       5
   2.03     Authority and Binding Effect.................................................       5
   2.04     No Violations................................................................       5

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO THE ACQUIRED COMPANY...       6

   3.01     Organization.................................................................       6
   3.02     Capitalization...............................................................       6
   3.03     Subsidiaries.................................................................       7
   3.04     No Violations................................................................       8
   3.05     Consents and Approvals.......................................................       8
   3.06     Financial Statements.........................................................       8
   3.07     Absence of Changes...........................................................       9
   3.08     Sufficiency of and Title to Assets; Real Property and Related Matters........      11
   3.09     Insurance Coverage...........................................................      12
   3.10     Litigation...................................................................      12
   3.11     Compliance With Law..........................................................      12
   3.12     Governmental Authorizations..................................................      13
   3.13     Environmental Matters........................................................      14
   3.14     Brokers and Finders..........................................................      14
   3.15     Contracts....................................................................      15
   3.16     Intellectual Property........................................................      17
   3.17     Tax Matters..................................................................      18
   3.18     Employment Matters - Personnel Information...................................      19
   3.19     Employment Matters - Employee Plans..........................................      20
   3.20     Certain Transactions.........................................................      22
   3.21     Books and Records; Internal Controls.........................................      22
   3.22     Health Care Matters..........................................................      23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................      23

   4.01     Organization.................................................................      23
   4.02     Authority and Binding Effect.................................................      23
   4.03     No Violations................................................................      23
   4.04     Consents and Approvals.......................................................      24
   4.05     Brokers and Finders..........................................................      24
   4.06     Absence of Proceedings.......................................................      24
   4.07     Investment Intent............................................................      24
   4.08     Financing....................................................................      24
   4.09     Representations and Warranties...............................................      25

ARTICLE V. COVENANTS.....................................................................      25

   5.01     Conduct of the Business Pending the Closing..................................      25
   5.02     Access to Information; Confidentiality.......................................      28
   5.03     Consents and Approvals.......................................................      29
   5.04     Public Announcements.........................................................      30
   5.05     Employee Benefits Matters....................................................      31
   5.06     Directors' and Officers' Indemnification; Release from Liability.............      31
   5.07     Letters of Credit............................................................      32
   5.08     Intercompany Accounts........................................................      33
   5.09     Performance Bonds Collateral.................................................      33
   5.10     Resignations of Directors....................................................      35
   5.11     Notice of Certain Matters....................................................      35
   5.12     Tax Matters..................................................................      36
   5.13     Use of Name..................................................................      38
   5.14     Post-Closing Covenants.......................................................      38
   5.15     No Negotiation...............................................................      39
   5.16     Certain Payments.............................................................      39
   5.17     Offerings....................................................................      39
   5.18     Indemnification of Members of Committee......................................      40
   5.19     Code Section 280(G)..........................................................      40
   5.20     Purchaser Financing..........................................................      40
   5.21     Lender Consent...............................................................      40
   5.22     GE Master Lease..............................................................      41
   5.23     Leases.......................................................................      41

ARTICLE VI. CONDITIONS TO CLOSING........................................................      41

   6.01     Conditions to Obligations of Seller..........................................      41
   6.02     Conditions to Obligations of Purchaser.......................................      42

ARTICLE VII. TERMINATION.................................................................      45

   7.01     Termination..................................................................      45

   7.02     Effect of Termination........................................................      45

ARTICLE VIII. INDEMNIFICATION............................................................      46

   8.01     Indemnification by Seller and Parent.........................................      46
   8.02     Indemnification by Purchaser.................................................      47
   8.03     Tax Indemnification..........................................................      48
   8.04     Indemnification Process......................................................      49
   8.05     Special Environmental Inspection Provision...................................      53
   8.06     Limitations on Claims........................................................      54
   8.07     Exclusivity of Indemnification Remedy........................................      56

ARTICLE IX. DEFINITIONS AND TERMS........................................................      57

   9.01     Specific Definitions.........................................................      57
   9.02     Other Definitional Provisions................................................      69

ARTICLE X. GENERAL PROVISIONS............................................................      69

   10.01    Expenses.....................................................................      69
   10.02    Further Assurances...........................................................      69
   10.03    Amendment/Non-Assignment.....................................................      69
   10.04    Waiver.......................................................................      70
   10.05    Notices......................................................................      70
   10.06    Headings and Schedules.......................................................      71
   10.07    Applicable Law...............................................................      72
   10.08    No Third Party Rights........................................................      72
   10.09    Counterparts; Facsimile Signatures...........................................      72
   10.10    Severability.................................................................      72
   10.11    Entire Agreement.............................................................      72
   10.12    Consent to Jurisdiction; Jury Trial; Venue...................................      72
   10.13    Fair Construction............................................................      73
   10.14    Construction of Certain Provisions...........................................      73
   10.15    Reasonable Consent Required..................................................      73
   10.16    Specific Enforcement.........................................................      73

                                LIST OF SCHEDULES

Post-Closing Adjustment Schedule
Capitalization Schedule
Subsidiaries Schedule
No Violations Schedule
Consents and Approvals Schedule
Financial Statements Schedule
Certain Changes Schedule
Assets Schedule
Insurance Schedule
Litigation Schedule
Compliance Schedule
Environmental Matters Schedule
Contracts Schedule
Intellectual Property Schedule
Tax Matters Schedule
Personnel Information Schedule
Employee Plans Schedule
Certain Transactions Schedule
Internal Controls Schedule
Health Care Matters Schedule
Inspection Properties Schedule

                                LIST OF EXHIBITS

Exhibit 5.01(f)        Labor Matters
Exhibit 5.06(c)        D&O Released Parties
Exhibit 5.07           List of Letters of Credit
Exhibit 5.09           List of Performance Bonds
Exhibit A              Capital Budget

                            STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 6, 2004, is by and among Laidlaw International, Inc., a Delaware corporation ("Parent"), Laidlaw Medical Holdings, Inc., a Delaware corporation ("Seller") and EMSC, Inc., a Delaware corporation ("Purchaser").

                                    RECITALS

            WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of American Medical Response, Inc., a Delaware corporation (the "Acquired Company");

            WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the Seller's right, title and interest in and to the Shares on the terms and conditions contained herein (the "Share Purchase").

            NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I.
                                PURCHASE AND SALE

            1.01 Purchase and Sale of Shares. Upon the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Shares.

            1.02 Purchase Price. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser shall pay Seller, by wire transfer of immediately available funds, an amount equal to $565,000,000 (the "Purchase Price"). This Purchase Price shall be subject to adjustment pursuant to Section
1.05 following the Closing.

            1.03 Closing. The closing of the Share Purchase (the "Closing") will take place at 10:00 a.m. local time on the fifth Business Day after satisfaction or waiver (as permitted by this Agreement and applicable Law) by the appropriate party of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto; provided, however, Purchaser shall not be obligated to consummate the Contemplated Transactions prior to the Outside Date if Purchaser would be obligated to draw down the Bridge Facility (as defined in the BofA Financing Commitment) or similar bridge financing under a Substitute Financing Commitment rather than issue and sell Senior Subordinated Notes (as defined in the BofA Financing Commitment) or similar securities contemplated by a Substitute Financing Commitment to complete the financing contemplated by Section 4.08; provided, further, that Purchaser shall be obligated to consummate the Contemplated Transactions no later than the Closing Date if all of the conditions set forth in Section 6.02 (including, Section 6.02(n)) have been satisfied or waived. The Closing shall be held at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties hereto.

            1.04 Deliveries. At the Closing:

                  (a) Seller shall deliver, or cause to be delivered, to Purchaser, the certificates evidencing the Shares;

                  (b) Purchaser shall deliver the Purchase Price to Seller; and

                  (c) The parties shall deliver such other certificates, instruments or documents as required by Article VI or any other provision of this Agreement.

            1.05 Post-Closing Adjustment.

                  (a) Within forty-five (45) days after the Closing Date, Seller shall prepare and deliver to Purchaser (i) an unaudited consolidated balance sheet of the Acquired Company and the Subsidiaries dated as of the close of business on the Closing Date (the "Closing Balance Sheet") showing the Net Worth of the Acquired Company and the Subsidiaries at the Closing Date (the "Preliminary Net Worth Amount") and (ii) a schedule (the "Closing Debt Schedule") of the amount of Long Term Debt at the Closing Date (the "Preliminary Debt Amount"). The Closing Balance Sheet shall be prepared in accordance with the definitions and procedures set forth on the Post-Closing Adjustment Schedule. In connection with the preparation of the Closing Balance Sheet and the Closing Debt Schedule, Purchaser shall give, and shall cause the Acquired Company and its representatives to give, to Seller and its representatives full access at all reasonable times to the books, records and other materials of the Acquired Company and the Subsidiaries and the personnel of, and work papers prepared by or for Purchaser, the Acquired Company and the Subsidiaries or their respective accountants, including, without limitation, to such historical financial information relating to the Acquired Company and the Subsidiaries as Seller may reasonably request in order to permit the timely preparation and delivery of the Closing Balance Sheet and the Closing Debt Schedule in accordance with this Section 1.05(a).

                  (b) Upon receipt of the Closing Balance Sheet and the Closing Debt Schedule, Purchaser shall have thirty (30) days (the "Review Period") to review such Closing Balance Sheet and the Closing Debt Schedule and related computations of the Net Worth of the Acquired Company and the Subsidiaries and the Closing Debt on the Closing Date. If Purchaser has accepted such Closing Balance Sheet Closing Debt Schedule in writing or has not given written notice to Seller setting forth in reasonable detail any objection of Purchaser to such Closing Balance Sheet or Closing Debt Schedule(a "Statement of Objections") prior to the expiration of the Review Period, then such Closing Balance Sheet and Closing Debt Schedule shall be final and binding upon the parties, and the Preliminary Net Worth Amount shall be deemed the Net Worth amount of the Acquired Company and the Subsidiaries as of the Closing Date (the "Final Net Worth Amount") and the Preliminary Debt Amount shall be deemed to be the amount of Long Term Debt as of the Closing Date (the "Final Debt Amount"). In addition, to the extent any portion of the Closing Balance Sheet or of the calculation of the Preliminary Net Worth Amount, of the Closing Debt Schedule or of the calculation of the Preliminary Debt

Amount shall not be expressly objected to in the Statement of Objections, such matters shall be deemed to have been accepted and approved by Purchaser and shall be final and binding upon the parties for purposes hereof. In the event that Purchaser delivers a Statement of Objections during the Review Period, Purchaser and Seller shall use their commercially reasonable efforts to agree on the amount of Net Worth of the Acquired Company and the Subsidiaries on the Closing Date within thirty (30) days following the receipt by Seller of the Statement of Objections. If the parties are unable to reach an agreement as to such amounts within such thirty (30) day period, then the matter shall be submitted to Deloitte & Touche LLP, or such other accountant as shall be mutually agreed between the parties hereto (such accountant, the "Settlement Accountant"), who shall determine the matters still in dispute and adjust the Closing Balance Sheet to reflect such determination and establish the Final Net Worth Amount and adjust the Closing Debt Schedule and establish the Final Debt Amount. If issues in dispute are submitted to the Settlement Accountant for resolution, each party will furnish to the Settlement Accountant such work papers and other documents and information relating to the disputed issues as the Settlement Accountant may request, and will be afforded the opportunity to present to the Settlement Accountant any material relating to the resolution of the disputed items and to discuss the resolution of the disputed items with the Settlement Accountant; provided, that no party shall have any ex parte discussions with the Settlement Accountant (other than after reasonable notice to the other party and such party's refusal or failure to participate). The Settlement Accountant will be instructed in performing the review that Purchaser and Seller will each be provided with copies of any and all correspondence and drafts distributed to any party, and Purchaser and Seller will be granted access to information contained in the documents made available to the Settlement Accountant by the other party. The Settlement Accountant shall determine only those matters in dispute (and based solely on the materials and other information presented by Seller and Purchaser and not by independent investigation). The Settlement Accountant shall make its determination within thirty (30) days (or as soon as practicable thereafter if the Settlement Accountant notifies the parties that it requires additional time to make such determination) following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon Purchaser and Seller. Purchaser and Seller will each bear fifty percent (50%) of the fees, charges and expenses of the Settlement Accountant.

                  (c) In the event that the Final Net Worth Amount is greater than the Target Net Worth Amount, such excess is referred to herein as the "Excess Net Worth Amount".

                  (d) In the event that the Final Net Worth Amount is less than the Target Net Worth Amount, such deficiency is referred to herein as the "Net Worth Deficiency".

                  (e) Calculation of Payments.

                        (i) If there is an Excess Net Worth Amount and an EmCare Excess Net Worth Amount, and such amounts in the aggregate are equal to or less than $20,000,000, then Purchaser shall be obligated to pay to Seller the Excess Net Worth Amount.

                        (ii) If there is an Excess Net Worth Amount and an EmCare Excess Net Worth Amount, and such amounts in the aggregate are greater than $20,000,000, then Purchaser shall be obligated to pay to Seller an amount equal to $20,000,000 multiplied by a fraction, of which the numerator is the Excess Net Worth Amount and the denominator is the sum of the Excess Net Worth Amount plus the EmCare Excess Net Worth Amount.

                        (iii) If there is an Excess Net Worth Amount and an EmCare Net Worth Deficiency, then Purchaser shall be obligated to pay to Seller an amount equal to the lesser of (A) the Excess Net Worth Amount and (B) the sum of the EmCare Deficiency plus $20,000,000.

                        (iv) If there is a Net Worth Deficiency, Seller shall be obligated to pay to Purchaser an amount equal to the Net Worth Deficiency.

                        (v) If there is an Excess Net Worth Amount and there is neither an EmCare Excess Net Worth Amount nor an EmCare Net Worth Deficiency, then Purchaser shall be obligated to pay to Seller an amount equal to the lesser of the Excess Net Worth Amount and $20,000,000.

                 (f) Any amounts payable by Purchaser to Seller pursuant to
Section 1.05(e) shall be paid within five (5) Business Days following the determination of the Final Net Worth Amount pursuant to Section 1.05(b) and the "Final Net Worth Amount" pursuant to Section 1.05(b) of the EmCare Stock Purchase Agreement, together with interest thereon for the period from the Closing Date to (and including) the date of payment, at the prime rate as quoted in the Money Rates Section of The Wall Street Journal (the "Applicable Rate"), by wire transfer of immediately available funds to one or more accounts designated by Seller.

                 (g) Any amounts payable by Seller to Purchaser pursuant to
Section 1.05(e) shall be paid within five (5) Business Days following the determination of the Final Net Worth Amount pursuant to Section 1.05(b) and the "Final Net Worth Amount" pursuant to Section 1.05(b) of the EmCare Stock Purchase Agreement, together with interest thereon for the period from the Closing Date to (and including) the date of payment, at the Applicable Rate, by wire transfer of immediately available funds to one or more accounts designated by Purchaser.

                 (h) Any amounts payable pursuant to Sections 1.05(f) or (g) shall be deemed to increase or decrease the Purchase Price, as applicable.

                 (i) In the event that the Final Debt Amount is greater than zero (such excess, the "Excess Debt Amount"), the Purchase Price shall be decreased by, and Seller shall pay to Purchaser, within five (5) Business Days following the determination of the Final Debt Amount pursuant to Section 1.05(b), an amount equal to such Excess Debt Amount, together with interest thereon for the period from the Closing Date to (and including) the date of payment, at the Applicable Rate, by wire transfer of immediately available funds to one or more accounts designated by Purchaser.

                                  ARTICLE II.
               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

            Each of Seller and Parent, as applicable, represents and warrants to Purchaser that the statements contained in this Article II are true and correct, except as set forth in the schedules provided by Seller and Parent to Purchaser dated the date hereof (the "Disclosure Schedules").

Each disclosure set forth in the Disclosure Schedules is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Disclosure Schedules to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made; provided, that, except as otherwise provided in this Agreement, Seller shall not be required to identify or refer to specific individual subsections of this Agreement in the Disclosure Schedules. The inclusion of any information in the Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

            2.01 Ownership of Shares. Seller is the record and beneficial owner of all of the Shares free and clear of all Encumbrances, other than Encumbrances pursuant to the Senior Secured Credit Facility, the PBGC Settlement Agreement or this Agreement. The sale of the Shares to Purchaser pursuant to Article I will be effective to transfer title to all of the Shares to Purchaser free and clear of any Encumbrances.

            2.02 Organization. Each of Seller and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and Parent has requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted.

            2.03 Authority and Binding Effect. Each of Seller and Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and at Closing, each of Seller and Parent will have all requisite corporate power and authority to execute and deliver the Other Seller Documents. The execution, delivery and performance of this Agreement has been, and the Other Seller Documents will be, duly and validly authorized by all necessary action of Seller, Parent and their respective Affiliates and no additional authorization on the part of Seller, Parent or their respective Affiliates is necessary in connection with the execution, delivery and performance of this Agreement. This Agreement has been, and the Other Seller Documents will be, duly executed and delivered by Seller and Parent, as applicable. This Agreement is, and the Other Seller Documents will be, a legal, valid and binding obligation of Seller and Parent, as applicable, enforceable against Seller and Parent, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

            2.04 No Violations. The execution and delivery by Seller and Parent of this Agreement do not, and the performance and consummation of the Contemplated Transactions by Seller and Parent will not: (a) conflict with or violate any provision of the Organizational Documents of Seller or Parent; (b) other than the Senior Secured Credit Facility and the PBGC Settlement Agreement, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any material right or obligation of Seller under, any material contract or agreement to which Seller or Parent is party or to which any of their respective assets is subject, (c) violate or result in a breach of or constitute a default under any Law or Order applicable to

Seller or Parent or by which Seller of Parent or any of their respective assets is bound; (d) other than the Senior Secured Credit Facility and the PBGC Settlement Agreement, require any Consent of any Authority or any party to any material contract or agreement to which Seller or Parent is party or by which Seller or Parent is bound or to which any of Seller's or Parent's assets is subject; or (e) other than Permitted Liens or Encumbrances created pursuant to this Agreement, result in the creation or imposition of any Encumbrance upon the Shares.

                                  ARTICLE III.
                        REPRESENTATIONS AND WARRANTIES OF
                     SELLER RELATING TO THE ACQUIRED COMPANY

            Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct, except as set forth in the Disclosure Schedules. Each disclosure set forth in the Disclosure Schedules is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Disclosure Schedules to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made; provided, that, except as otherwise provided in this Agreement, Seller shall not be required to identify or refer to specific individual subsections of this Agreement in the Disclosure Schedules. The inclusion of any information in the Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

            3.01 Organization. The Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate the Assets and the Business and to carry on the Business as it is now being conducted. The Acquired Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, lease or operation of its Assets makes such qualification necessary, except where the failure to have such power or authority, to be in good standing or to be duly qualified to transact business, would not result in material monetary costs to Purchaser or a forfeiture of material rights by Purchaser.

            3.02 Capitalization. The authorized capital of the Acquired Company consists solely of 3,000 shares of common stock, par value $0.01 per share, of which 199 shares are issued and outstanding and constitute the Shares. Seller is the record and beneficial owner of the Shares, free and clear of all Encumbrances, other than Encumbrances pursuant to the Senior Secured Credit Facility, the PBGC Settlement Agreement or this Agreement. The Shares have been duly authorized, validly issued and are fully paid, non-assessable and free of preemptive rights. Except for this Agreement and the Contemplated Transactions and except as set forth on the Capitalization Schedule, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts with respect to the Shares or that could require the Acquired Company to issue, sell or otherwise cause to become outstanding any common stock or other equity securities or other securities of the Acquired Company. Except as set forth on the Capitalization Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Acquired Company. Except pursuant to this Agreement, no equity securities of the Acquired Company are subject to any agreements or understandings between or among any Persons with respect to the voting or transfer thereof. The Acquired Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) on any matter.

            3.03 Subsidiaries.

                  (a) The Subsidiaries Schedule sets forth a true and complete list of the subsidiaries of the Acquired Company (each, a "Subsidiary" and collectively, the "Subsidiaries"), including the jurisdiction of incorporation, organization or formation of each such Subsidiary, the jurisdictions in which any such Subsidiary is qualified to do business as a foreign entity, and the authorized (if applicable) and outstanding stock of each such Subsidiary and the record owners of the issued capital of each Subsidiary. Except as set forth on the Subsidiaries Schedule, the Acquired Company is the beneficial owner, directly or indirectly, of all of the equity securities of each Subsidiary.

                  (b) Each Subsidiary (i) has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all necessary corporate, partnership, limited liability company or other power and authority to own, lease and operate its Assets and the Business and to carry on the Business as currently conducted by it and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business and ownership, lease or operation of its Assets makes such qualification necessary, except where the failure to have such power or authority, to be in good standing or to be duly qualified to transact business, would not result in material monetary costs to Purchaser or a forfeiture of material rights by Purchaser, and as set forth with respect to each such Subsidiary on the Subsidiaries Schedule.

                  (c) All of the outstanding equity securities of each such Subsidiary (i) where the Subsidiary is a corporation, are duly and validly issued, fully paid and non-assessable, (ii) where the Subsidiary is not a corporation, are duly created pursuant to the laws of the jurisdiction of such Subsidiary's organization or formation, issued and paid for in accordance with such Subsidiary's Organizational Documents and are fully paid and non-assessable and (iii) are held of record by the Person or Persons set forth on the Subsidiaries Schedule. Except as set forth on the Subsidiaries Schedule, the Acquired Company owns, directly or indirectly through another Subsidiary, all of the equity securities and other securities in each Subsidiary, free and clear of all Encumbrances, other than Encumbrances pursuant to the Senior Secured Credit Facility, the PBGC Settlement Agreement or this Agreement. Except as set forth on the Subsidiaries Schedule, neither the Acquired Company nor any Subsidiary owns, or has any right to acquire, any equity securities or other securities of any Person (other than, in the case of the Acquired Company and each Subsidiary, a Subsidiary) or any direct or indirect equity interest in any other Person. Except as set forth in the applicable Organizational Documents of each Subsidiary, there are no options, warrants or rights of conversion or any other Contract relating to any Subsidiary obligating such Subsidiary, directly or indirectly, to issue additional equity securities or other securities in such Subsidiary. Except as set forth on the Subsidiaries

Schedule, no Person has the right to cause the redemption or repurchase of any equity securities or other securities of any Subsidiary, nor are any equity securities or other securities of any Subsidiary subject to, any Contracts or understandings between or among any Persons with respect to the voting or transfer thereof. No Subsidiary has outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exchangeable for securities having the right to vote) on any matter.

            3.04 No Violations. The execution and delivery by Seller of this Agreement, and the performance and consummation of the Contemplated Transactions, do not and will not (a) conflict with or violate any provision of the Organizational Documents of the Acquired Company or any Subsidiary, (b) except as set forth on the No Violations Schedule and subject to obtaining the Required Consents, do not and will not violate, conflict with or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of, or cause the loss or material modification of any material right, or the imposition or material modification of any material obligation, of the Acquired Company or any Subsidiary under any Scheduled Contract; (c) subject to obtaining the Required Consents, violate or result in a breach of or constitute a default under any Law or Order; or (d) result in the creation or imposition of any Encumbrance upon the Shares or upon any material Asset (other than as created by the terms of this Agreement and, in the case of Assets only, a Permitted Lien).

            3.05 Consents and Approvals. Except for any Consent required under the HSR Act and as set forth on the Consents and Approvals Schedule (together with the Consents set forth on the No Violations Schedule, the "Required Consents"), (a) no Consent is required by the Organizational Documents of the Acquired Company or any Subsidiary, (b) no Consent is required by any applicable Law or other binding action or requirement of an Authority, and (c) no Consent is required by the terms of any material Scheduled Contract, which must be obtained from any Person, or is required to be made, obtained or otherwise satisfied by Seller, the Acquired Company or any Subsidiary in order for any such party to execute and deliver this Agreement or the Other Seller Documents, to perform their respective obligations hereunder and thereunder and to perform and consummate the Contemplated Transactions.

            3.06 Financial Statements.

                  (a) Seller has delivered to Purchaser copies of audited consolidated balance sheets and statements of income, changes in owners' equity, and cash flow as of and for the fiscal years ended 2002, 2003 and 2004 and the notes and schedules related thereto for the Acquired Company and the Subsidiaries. The financial statements as of and for the fiscal year ended August 31, 2004 are referred to as the "Most Recent Financial Statements". Such financial statements (including the notes thereto) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements), are consistent with the books and records of the Acquired Company and the Subsidiaries and fairly present the financial condition of the Acquired Company and the Subsidiaries as of such dates and the results of operations of the Acquired Company and the Subsidiaries as of the dates and for periods indicated.

                  (b) Except as set forth on the Financial Statements Schedule, the Acquired Company and the Subsidiaries have no Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for Liabilities that (i) are reflected or reserved against in the Most Recent Financial Statements or (ii) have been incurred since the date of the balance sheet contained in the Most Recent Financial Statements in the ordinary course of business and which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

            3.07 Absence of Changes. Except as disclosed on the Certain Changes Schedule, since August 31, 2004 through the date of this Agreement, the Acquired Company and the Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and there has not been any:

                  (a) declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Acquired Company, or any repurchase, redemption, retirement or other acquisition by the Acquired Company of any outstanding shares of capital stock, or other securities of, or other equity or ownership interests in, the Acquired Company or any other capital contribution to or equity investment in the Acquired Company;

                  (b) incurrence of any Encumbrance (other than any Permitted Lien or the Encumbrance of Assets pursuant to the Senior Secured Credit Facility, the PBGC Settlement Agreement or this Agreement) or the incurrence of any Liability other than Liabilities incurred since the date of the balance sheet contained in the Most Recent Financial Statements in the ordinary course of business consistent with past practice;

                  (c) incurrence, assumption or guarantee by the Acquired Company or any Subsidiary of any indebtedness for borrowed money other than (i) borrowings in the ordinary course of business pursuant to the Senior Secured Credit Facility; and (ii) the incurrence, assumption or guarantee by the Acquired Company or a Subsidiary of any indebtedness for borrowed money on behalf of or for the benefit of any Affiliate or any other Subsidiary as permitted (and forgiven, discharged, released, cancelled (including by way of capital contribution) or paid) pursuant to Section 5.08;

                  (d) making of any loan, advance or capital contribution to, or investment in, any Person other than (i) the making of any loan, advance or capital contribution, or investment in, any Affiliate to the extent permitted pursuant to Section 5.08, or (ii) the making of any advance to any employee, consultant or independent contractor of the Acquired Company or any Subsidiary in the ordinary course of business consistent with past practice;

                  (e) sale (other than sales or other dispositions of equipment deemed surplus or obsolete in the ordinary course of business or sales of ambulances or other medical vehicles in the ordinary course of business), lease, pledge, transfer or other disposition of any material Asset or any Asset having a depreciated book value or estimated fair market value in excess of $250,000, individually, or $500,000, in the aggregate, other than the sale of accounts receivable in the ordinary course of business consistent with past practice;

                  (f) (i) payment by the Acquired Company or any Subsidiary of any bonus or other similar non-recurring compensation (including severance or termination pay)(other than the payment of annual bonuses or other compensation in the ordinary course of business or as otherwise previously disclosed in writing to Purchaser) or increase by the Acquired Company or any Subsidiary of any bonus, salary or other compensation (including severance or termination pay) to any Management Level Employee or director of the Acquired Company or any Subsidiary (other than as previously disclosed in writing to Purchaser); (ii) increase by the Acquired Company or any Subsidiary of any bonus (other than such increases made on an annual basis in the ordinary course of business), salary or other compensation (including severance or termination pay) to any employee of the Acquired Company or any Subsidiary (other than any increases to employees (other than Management Level Employees) which do not exceed 0.5% in the aggregate to all employees of the Acquired Company and the Subsidiaries); and
(iii) entry into any employment, severance, management, consulting, deferred compensation or similar Contract with any employee of the Acquired Company or any Subsidiary (other than the entry into any Contract disclosed pursuant to Sections 3.15(a)(v) and (vi), which subsections are identified on the Contracts Schedule);

                  (g) adoption of any Benefit Plan, or any increase in the benefits to or payments under, any Benefit Plan that has resulted or would be reasonably expected to result in an increase in the aggregate costs of such benefits;

                  (h) change in the accounting methods or principles used by the Acquired Company or any Subsidiary other than as required under any applicable Law or GAAP;

                  (i) settlement or compromise of any Proceeding with any Governmental Authority pursuant to which (A) there is a finding or admission of violation of Law, or (B) the settlement or compromise involves the imposition, through a corporate integrity agreement or otherwise, of any ongoing auditing, disclosure or reporting obligations or material changes in the conduct of the Business on the part of the Acquired Company or any Subsidiary;

                  (j) capital expenditure made, authorized or committed, except for such expenditures that are substantially consistent with and do not exceed the monthly allocations in the Capital Budget when aggregated for the period commencing September 1, 2004 through the date of this Agreement;

                  (k) change in the current assets or current liabilities of the Acquired Company and the Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

                  (l) agreement, whether oral or written, by the Acquired Company or a Subsidiary to do any of the foregoing; or

                  (m) labor dispute or any activity or Proceeding by a labor union or representative thereof to organize any employees of the Acquired Company or a Subsidiary, or any lockouts, strikes, slowdowns, work stoppages, grievances or threats thereof by or with respect to any employees of the Acquired Company or any Subsidiary.

            3.08 Sufficiency of and Title to Assets; Real Property and Related Matters.

                  (a) Except as set forth on the Assets Schedule, the Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted.

                  (b) Except as set forth on the Assets Schedule, the Acquired Company and the Subsidiaries have good and marketable title to, or leasehold title or a valid license to, or a valid and enforceable right to use, all of the material Assets used, or held for use, in connection with the Business. All of such Assets owned or purported to be owned by the Acquired Company or a Subsidiary, including all of the Assets reflected on the Most Recent Financial Statements or acquired after the date thereof, are owned by them free and clear of all Encumbrances, except for (i) Permitted Liens, and (ii) Assets which were disposed of in the ordinary course of business since the date of the Most Recent Financial Statements. Neither the Acquired Company nor any Subsidiary has received any notice from any Authority with respect to any taking of any material Assets or any portion thereof or interest therein by eminent domain or otherwise, and there is no proceeding pending or, to the Knowledge of Seller, threatened, with respect thereto.

                  (c) The Assets Schedule contains a true and complete list, by address, of all real property owned by the Acquired Company and the Subsidiaries (each an "Owned Real Property"). Except as set forth on the Assets Schedule and except for (i) such exceptions which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and
(ii) Permitted Liens, (x) the Acquired Company or a Subsidiary have good and marketable title to the Owned Real Properties; and (y) the Owned Real Properties are free and clear of all Encumbrances (other than pursuant to the Senior Secured Credit Facility and the PBGC Settlement Agreement). The Assets Schedule lists all real property leases and subleases, and any amendments or modifications thereof, (x) for premises in excess of 15,000 square feet (other than leases or subleases for crew quarters) as to which the Acquired Company or a Subsidiary is a party or (y) that are material to the operation of the Business (each, a "Lease," and the real property leased pursuant to the Leases, the "Leased Real Property"). The Acquired Company or the relevant Subsidiary holds good and valid leasehold title to the Leased Real Property, in each case, in accordance with the provisions of the applicable Lease and free of all Liens, except for Permitted Liens. Except as set forth in the Assets Schedule, all of the Leases are in full force and effect and grant in all material respects the leasehold estates or rights of occupancy or use they purport to grant. Except as identified in the Assets Schedule, there are no existing material defaults on the part of the Acquired Company or any Subsidiary or, to the Knowledge of Seller, any other party under any Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a material default on the part of the Acquired Company or any Subsidiary or, to the Knowledge of Seller, any other party under any Lease or would result in the termination, cancellation or acceleration (whether after the giving or notice or the lapse of time or both) of, or cause the loss or material modification of any right, or the imposition or material modification of any material obligation, of the Acquired Company or any Subsidiary under any Lease. Neither the Acquired Company nor any Subsidiary has any obligation to perform any construction of material tenant improvements involving material monetary costs under any Lease.

                  (d) All ambulances and other medical vehicles owned by the Acquired Company or any Subsidiary have been maintained in the ordinary course of business consistent with industry standards. The average age of the ambulance fleet is 4.9 years.

            3.09 Insurance Coverage.

                  (a) The Insurance Schedule contains a true and complete list of all of the insurance policies covering the Assets, operations, employees, officers and directors of the Acquired Company and the Subsidiaries. The Seller has furnished to Purchaser true and complete copies of all insurance policies, performance bonds and related agreements listed in the Insurance Schedule (each a "Policy").

                  (b) All premiums payable under each Policy have been paid and the Acquired Company and the Subsidiaries are otherwise in full compliance in all material respects with the terms and conditions of each Policy. Each Policy is enforceable, remains in full force and effect and is of such types and in such amount and for risks, casualties and contingencies as may be required under applicable Laws and as customary for Persons who carry on businesses similar in scope and substance to the Business. Neither the Acquired Company nor any Subsidiary has received, or has any Knowledge of, any threatened notice or other communication regarding any actual or possible (i) termination, cancellation or invalidation of any of Policy or (ii) refusal of any coverage or rejection of any material claims under any Policy, or (iii) any retroactive, retrospective or other premium adjustments under any Policy.

            3.10 Litigation. Except as set forth on the Litigation Schedule, and except for any qui tam or other Action (as defined below) that Seller, the Acquired Company or any Subsidiary is prohibited from disclosing to Purchaser pursuant to an applicable Order, there is no action, lawsuit or proceeding ("Action") pending or, to the Knowledge of Seller, threatened, whether by or before any Governmental Authority or otherwise, against the Acquired Company or any of the Subsidiaries that (a) would reasonably be expected to, individually or in the aggregate, materially affect the operation or conduct of the Business or the use of the Assets in any jurisdiction where the Acquired Company or any Subsidiary conducts material business or, if determined adversely, would reasonably be expected to result in Damages to the Acquired Company or any Subsidiary in excess of $2,000,000, or (b) would reasonably be expected to prevent or materially delay the performance of this Agreement by Seller. Except as set forth on the Litigation Schedule, there are no judgments or outstanding Orders material to the conduct of the Business or that impose material financial obligations on the part of the Acquired Company or any Subsidiary, rendered by a Governmental Authority against the Acquired Company or any of the Subsidiaries or any of their properties or businesses or that would reasonably be expected to prevent or materially delay the performance of this Agreement by Seller.

            3.11 Compliance With Law.

                  (a) Except as set forth on the Compliance Schedule, to the Knowledge of Seller, the Acquired Company and each Subsidiary has complied in all material respects and is in compliance in all material respects with all Laws applicable to the Business, except for such failures to comply that would not reasonably be expected to have a material and adverse effect on the financial condition or results of operations of the Acquired Company and the Subsidiaries, taken as a whole, or on the operation or conduct of the Business or the use of the Assets in any jurisdiction where the Acquired Company or any Subsidiary conducts material business. To the Knowledge of Seller, no investigation, inquiry, audit or review by any Governmental Authority with respect to the Acquired Company, any Subsidiary or the Business is pending or, threatened against the Acquired Company or any Subsidiary alleging any failure to so comply, nor has any Governmental Authority indicated in writing an intention to conduct the same, except for such failures to comply that would not reasonably be expected to be material to the financial condition or results of operations of the Acquired Company and the Subsidiaries, taken as a whole, or to the operation or conduct of the Business or the use of the Assets in any jurisdiction where the Acquired Company or any Subsidiary conducts material business. This Section 3.11(a) shall not apply to compliance matters which are the subject of Sections 3.13, 3.18, 3.19 and 3.22.

                  (b) The Acquired Company and each Subsidiary is, and at all times since the issuance of any Order to which the Acquired Company, any Subsidiary or any of their Assets is subject, has been, in full compliance with all of the terms and requirements of each such Order, except for such failure to comply that would not reasonably be expected to be material to the financial condition or results of operations of the Acquired Company and the Subsidiaries, taken as a whole, or to the operation or conduct of the Business or the use of the Assets in any jurisdiction where the Acquired Company or any Subsidiary conducts material business. This Section 3.11(b) shall not apply to compliance matters which are the subject of Sections 3.13, 3.18, 3.19 and 3.22.

            3.12 Governmental Authorizations.

                  (a) The Acquired Company and the Subsidiaries possess all Governmental Authorizations that are required by any Governmental Authority to conduct the Business as presently conducted by the Acquired Company and the Subsidiaries, except for each such Governmental Authorization the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Governmental Authorization is valid and in full force and effect. The Acquired Company and each Subsidiary is in compliance with all applicable terms and requirements of each Governmental Authorization, except for any such non-compliance that, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect. To the Knowledge of Seller, there is no threatened suspension, cancellation or termination of any Governmental Authorization that is reasonably expected to have a Material Adverse Effect.

                  (b) Except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business, financial condition or results of operations of the Acquired Company and the Subsidiaries, taken as a whole, to the extent required under applicable Law, the Acquired Company and each Subsidiary is certified for participation under the Governmental Programs. For the avoidance of doubt, the representations and warranties set forth in this Section 3.12 do not supersede any representations or warranties in any other section of this Agreement as they relate to Contracts required to be disclosed pursuant to Section 3.15(a)(i).

            3.13 Environmental Matters. Except as disclosed in the Environmental Matters Schedule:

                  (a) To the Knowledge of Seller, the real property that the Acquired Company or any Subsidiary owns or leases and the operations of the Business are in compliance in all material respects with all applicable Environmental Laws.

                  (b) To the Knowledge of Seller, there are no aboveground or underground storage tanks containing Hazardous Substances located on real property owned or leased by the Acquired Company or any Subsidiary. To the Knowledge of Seller, neither the Acquired Company nor any of the Subsidiaries has released, treated or disposed of any Hazardous Substance, except in such amounts or such a manner that would not reasonably be expected to result in the need for material remediation under Environmental Laws. There are no pending or, to the Knowledge of Seller, threatened Actions against the Acquired Company or any of the Subsidiaries arising from or relating to any Environmental Conditions. There has been no release of a Hazardous Substance at a real property formerly owned, leased or operated by the Acquired Company or any Subsidiary, which could result in material Liability under Environmental Laws to the Acquired Company or any Subsidiary.

                  (c) Seller has provided to Purchaser true and complete copies of all environmental investigations, reports, assessments or studies in the possession of Seller, the Acquired Company or any Subsidiary relating to the real property currently or formerly owned or leased by the Acquired Company or any Subsidiary which have been conducted in the ten years preceding the date of this Agreement.

                  (d) The Acquired Company and the Subsidiaries have been and are in compliance in all material respects with the Medical Waste Tracking Act 42 U.S.C. Section 6992 et seq., or any other applicable federal, state or local Law dealing with the disposal of medical wastes ("Medical Waste Laws"). There are no pending, or to the Knowledge of Seller, threatened Actions against the Acquired Company or any of the Subsidiaries arising from or relating to any Medical Waste Laws.

                  (e) For the avoidance of doubt, the representations and warranties with respect to property formerly owned or leased shall apply to property owned or leased by a predecessor of the Acquired Company or any Subsidiary, but only if such property was actually owned or leased by the predecessor entity when the stock or assets of the predecessor were acquired by the Acquired Company or any Subsidiary or any other Affiliate of Seller or Parent.

            3.14 Brokers and Finders. Other than Morgan Stanley & Co. Incorporated, whose fees shall be paid by Seller, no investment banker, broker, finder or other intermediary (a) has acted for or on behalf of Seller or the Acquired Company or any Subsidiary in connection with this Agreement or the Contemplated Transactions or (b) is entitled to any fee or commission from Seller or the Acquired Company or any Subsidiary in connection with this Agreement or the Contemplated Transactions.

            3.15 Contracts.

                  (a) Except for the Contracts set forth on the Contracts Schedule (the "Scheduled Contracts") or as specifically contemplated by this Agreement, neither the Acquired Company nor any Subsidiary is a party to any:

                        (i) Contract with any municipality or other local agency pursuant to which the Acquired Company or any Subsidiary provides emergency 911 response services to such municipality or other local agency;

                        (ii) Contract with any hospital, skilled nursing facility or other health care facility pursuant to which the Acquired Company or any Subsidiary provides emergency or non-emergency transportation services to such hospital, skilled nursing facility or other health care facility that is not terminable by the Acquired Company or any Subsidiary, as applicable, upon less than 120 days' notice;

                        (iii) Contract with any HMO, PPO or other third-party payor pursuant to which the Acquired Company or any Subsidiary provides emergency or non-emergency transportation services involving payments in excess of $2,000,000 per annum in the aggregate by such HMO, PPO or other third-party payor to the Acquired Company or any Subsidiary;

                        (iv) Contract pursuant to which the Acquired Company or any Subsidiary provides management, consulting, billing or other administrative type services or other services to or on behalf of any third-party (other than any HMO, PPO or other third-party payor) that is not terminable by the Acquired Company or any Subsidiary, as applicable, upon less than 120 days' notice;

                        (v) Contract of employment, consulting, management, separation, severance or other similar agreement with any stockholder, director, or Management Level Employee of the Acquired Company or any Subsidiary (which shall be separately identified on the Contracts Schedule);

                        (vi) Contract of employment, consulting, management, separation, severance or similar agreement with any consultant or independent contractor providing for annual compensation from the Acquired Company or any Subsidiary in excess of $100,000 and is not terminable by the Acquired Company or any Subsidiary upon less than 120 days' notice without severance obligations other than under any applicable Law (which shall be separately identified on the Contracts Schedule);

                        (vii) stock option, share purchase, profit sharing, deferred compensation, bonus or other incentive compensation contract, plan or arrangement;

                        (viii) note, mortgage, indenture, letter of credit or other obligation or agreement or other instrument entered into by the Acquired Company or any Subsidiary for or relating to indebtedness for borrowed money (other than capitalized lease obligations), or any guarantee by the Acquired Company or any Subsidiary of third-party obligations;

                        (ix) collective bargaining agreement with any labor union or association representing employees of the Acquired Company or any Subsidiary;

                        (x) Contract for the lease of personal property with an annual base rental obligation of more than $250,000 or a total remaining rental obligation of more than $250,000;

                        (xi) joint venture, partnership or limited liability company agreement with any other Person;

                        (xii) Contract limiting the type of business activity of the Acquired Company or any Subsidiary (excluding any Contract that is solely for the benefit of the Acquired Company or any Subsidiary) or any stockholder, officer or director thereof or limiting the freedom of the Acquired Company or any Subsidiary or any stockholder, officer or director thereof to engage in any line of business in any geographic area or to compete with any Person (other than the Acquired Company or any Subsidiary);

                        (xiii) Contract with a group purchasing organization;

                        (xiv) material Contract containing capitated payment arrangements;

                        (xv) Contract (other than any Contracts of the type described in clauses (i) - (xiv) above and other than real or personal property leases) requiring payments by the Acquired Company or any Subsidiary in excess of $250,000 per year and which are not terminable by the Acquired Company or such Subsidiary upon less than 180 days' notice; or

                        (xvi) material written amendment, supplement or modification in respect of any of the foregoing.

                  (b) Except as set forth in the Contracts Schedule:

                        (i) each Scheduled Contract is the valid and binding obligation of the Acquired Company or a Subsidiary and, to the Knowledge of Seller, each other Person or party thereto, enforceable in accordance with its terms and is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and except to the extent that the failure to be enforceable or in full force and effect would not reasonably be expected to be material.

                        (ii) to the Knowledge of Seller, with respect to the material Scheduled Contracts (a) there exists no material breach of or default by the Acquired Company or any Subsidiary, as the case may be, and (b) there has not occurred any event or events that, with the lapse of time or the giving of notice or both, would violate, conflict with or result in the material breach of, or constitute a material default under or result in the termination, cancellation or acceleration of, or cause the loss or material modification of any right, or the imposition or material modification of any obligation under, any such Contract;

                        (iii) to the Knowledge of Seller, no other Person party to any material Scheduled Contract is now in breach of or default under any material term thereof (which breach or default remains uncured as of the date hereof) and there has not occurred any event or events that, with the lapse of time or the giving of notice or both, would constitute a material default by any other party under any material Scheduled Contract; neither the Acquired Company nor any Subsidiary has received any notice of any anticipated breach of or default under any material term thereof by any Person party to any material Scheduled Contract; and

                        (iv) neither the Acquired Company nor any Subsidiary has received any written notice that any Person party to any Scheduled Contract currently intends to cancel, terminate or, except in the ordinary course of business, renegotiate such Scheduled Contract or to exercise or not to exercise any option thereunder.

                  (c) Except as set forth on the Contracts Schedule, true and complete copies of each of the written Scheduled Contracts, together with all material amendments, modifications or other changes thereto, have been made available to Purchaser.

            3.16 Intellectual Property.

                  (a) The Intellectual Property Schedule lists all patents, registered trademarks, domain names, registered service marks and registered copyrights and all applications for registration for any of the foregoing owned by the Acquired Company and the Subsidiaries as of the date of this Agreement and that are used or for use in the Business of the Acquired Company and the Subsidiaries (collectively, the "Registered Intellectual Property"). Except as set forth on the Intellectual Property Schedule, (i) the right, title or interest of the Acquired Company and the Subsidiaries, as applicable, in each item of Registered Intellectual Property is free and clear of Liens, except for Permitted Liens, (ii) there is no claim by any Person or any Proceeding pending or, to the Knowledge of Seller, threatened which relates to the use of any of the Registered Intellectual Property by the Acquired Company or any of the Subsidiaries, or the validity or enforceability of the Registered Intellectual Property or the rights of the Acquired Company or any of the Subsidiaries to continued use of the Registered Intellectual Property; (iii) Seller has no Knowledge of any infringement or improper use by any third party of the Registered Intellectual Property; (iv) all registrations and applications for registration of Registered Intellectual Property are in full force and effect; and (v) none of the Registered Intellectual Property is subject to any outstanding Order limiting the scope or use thereof or declaring any of the Registered Intellectual Property abandoned.

                  (b) Except as set forth on the Intellectual Property Schedule, with respect to any material non-registered trademarks, service marks, trade secrets or copyrights (including copyrights in proprietary software and related documentation) owned by the Acquired Company and the Subsidiaries and used in the Business (the "Non-Registered Intellectual Property"), (i) the right, title or interest of the Acquired Company and the Subsidiaries, as applicable, in each item of Non-Registered Intellectual Property is free and clear of Liens, except for Permitted Liens, (ii) there is no material claim by any Person or any Proceeding pending or, to the Knowledge of Seller, threatened which relates to the use of any of the Non-Registered Intellectual Property by the Acquired Company or any of the Subsidiaries, or the rights of the Acquired Company or any of the Subsidiaries to continued use of the Non-Registered

Intellectual Property; and (iii) Seller has no Knowledge of any infringement or improper use by any third party of the Non-Registered Intellectual Property. To the Knowledge of Seller, neither the Acquired Company nor any of the Subsidiaries has taken or omitted to take any action which action or omission to act would have the effect of waiving any material rights in or to any item of Non-Registered Intellectual Property.

                  (c) Except as set forth on the Intellectual Property Schedule, with respect to any material intellectual property licensed to the Acquired Company or any Subsidiary and used in the Business (the "Licensed Intellectual Property"), to the Knowledge of Seller, the Acquired Company and the Subsidiaries, as applicable, possess rights in each item of Licensed Intellectual Property sufficient to use such Licensed Intellectual Property in the conduct of the Business in substantially the manner in which such Licensed Intellectual Property is currently used, free and clear of all Liens, except for Permitted Liens.

            3.17 Tax Matters.

                  (a) The Acquired Company and the Subsidiaries have timely filed with the appropriate taxing or other Governmental Authorities all material Tax Returns required to be filed through the date hereof (pursuant to an extension of time or otherwise), and each such Tax Return was complete and accurate in all material respects. All Taxes that have become due and payable have been paid, regardless of whether or not shown on any Tax Return. Except as set forth on the Tax Matters Schedule, Seller has made available to Purchaser true and correct copies of those portions of such Tax Returns relating to the Acquired Company and the Subsidiaries for its last three fiscal years. State Income Tax Returns for the Acquired Companies and its Subsidiaries for tax year 2001 are available upon request.

                  (b) All Taxes that the Acquired Company and the Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other Governmental Authority.

                  (c) Except as set forth in the Tax Matters Schedule, no deficiencies for Taxes of the Acquired Company or the Subsidiaries have been claimed, proposed or assessed by any taxing or other Governmental Authority. Except as set forth in the Tax Matters Schedule, there are no pending or, to the Knowledge of Seller, threatened audits, suits, proceedings, actions or claims for or relating to any liability in respect of Taxes of the Acquired Company or the Subsidiaries. Except as set forth in the Tax Matters Schedule, neither the Acquired Company nor any of the Subsidiaries have been notified that any taxing or other Governmental Authority intends to audit a Tax Return of the Acquired Company or the Subsidiaries for any other period. Except as set forth in the Tax Matters Schedule, no extension of a statute of limitations relating to Taxes is in effect with respect to the Acquired Company or the Subsidiaries. Parent's U.S. federal consolidated income tax return for tax year 1997 is currently under examination.

                  (d) There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Acquired Company or the Subsidiaries.

                  (e) Except as set forth in the Tax Matters Schedule, neither the Acquired Company nor any of the Subsidiaries is a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other party. From the date of their acquisition until June 22, 2003, the Acquired Company and its Subsidiaries were parties to that certain tax sharing agreement by and among Laidlaw Transportation, Inc. and its subsidiaries.

                  (f) Seller is not a foreign person within the meaning of
Section 1445 of the Code.

                  (g) The Acquired Company and the Subsidiaries do not have, and as of the end of Parent's tax year that includes the Closing Date will not have, "net unrealized built-in loss" (as such term is defined in Section 382(h)(2) of the Code) that would be required to be allocated to them under Treasury Regulation Section 1.1502-95(e).

            3.18 Employment Matters - Personnel Information.

                  (a) The Personnel Information Schedule sets forth, with respect to each Management Level Employee (including any Management Level Employee of the Acquired Company or a Subsidiary who is on a leave of absence or on layoff status subject to recall), (i) the name of such employee and the date as of which such employee was originally hired by the Acquired Company or a Subsidiary, and whether the employee is on an active or inactive status; (ii) such employee's title or position; and (iii) such employee's annualized compensation as of the date of this Agreement, including base salary.

                  (b) The Personnel Information Schedule lists (i) all Persons who are currently performing services for the Acquired Company or a Subsidiary who are classified as "consultants" or "independent contractors" and to whom the Acquired Company or a Subsidiary is obligated to compensate in excess of $100,000 per annum and (ii) the compensation of each such Person.

                  (c) Seller has made available to Purchaser true and complete copies of all current employee manuals and handbooks relating to the employment of the current employees of the Acquired Company and the Subsidiaries.

                  (d) Except as disclosed in the Personnel Information Schedule, no Management Level Employee has notified the Acquired Company or a Subsidiary in writing that he or she intends to terminate his or her employment with the Acquired Company or a Subsidiary, as the case may be.

                  (e) Except as disclosed in the Personnel Information Schedule,
(i) neither the Acquired Company nor any Subsidiary has any severance pay practice or policy; and (ii) no employee of the Acquired Company or any Subsidiary is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest or other payment from the Acquired Company or any Subsidiary (other than accrued salary, vacation or other paid time off in accordance with the policies of the Acquired Company and the Subsidiaries) or Purchaser as a result of or in connection with the Contemplated Transactions or as a result of any termination by the Acquired Company or any Subsidiary on or after the

Closing of any Person employed by the Acquired Company or any Subsidiary on or prior to the Closing Date.

                  (f) Except as disclosed in the Personnel Information Schedule, the Acquired Company and the Subsidiaries have been and are each in compliance in all material respects with all currently applicable Laws respecting employment and hiring practices, terms and conditions of employment, immigration, occupational health and safety, wages and hours. Except as disclosed in the Personnel Information Schedule, the employees of the Acquired Company and the Subsidiaries have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law.

                  (g) Except as set forth on the Personnel Information Schedule, with respect to all agreements between the Acquired Company or any Subsidiary, on the one hand, and any union or collective bargaining unit or similar entity or organization, on the other: (a) such agreements are currently in full force and effect and will continue in effect in accordance with their respective terms for at least twelve (12) months from the date hereof; (b) the Acquired Company and each Subsidiary has provided or will provide timely notice, or take any other action required, under the applicable renewal provisions of each such agreement and has provided or will provide any notice required as a result of the execution and delivery of this Agreement or the consummation of the Contemplated Transactions; and (c) the Acquired Company and each Subsidiary has satisfied or will satisfy all of its bargaining obligations under the applicable collectively bargaining agreements and under applicable Law. To the Knowledge of Seller, there are no organizational efforts currently being made or threatened by or on behalf of any labor union with respect to employees of the Acquired Company or any Subsidiary. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the Knowledge of Seller, threatened against the Acquired Company or any Subsidiary.

                  (h) Except as listed or described on the Personnel Information Schedule and except as is not, individually or in the aggregate, material and except as would not, individually or in the aggregate, reasonably be expected to be material, neither the Acquired Company nor any Subsidiary (i) is engaged, or has been engaged in the past twelve months, in any unfair labor practice; (ii) has any unfair labor practice charges or complaints pending or, to the Knowledge of Seller, threatened against it before any Authority, (iii) has any grievances pending or, to the Knowledge of Seller, threatened against it, or (iv) has any charges pending before agencies of any province or locality responsible for the prevention of unlawful employment practices.

            3.19 Employment Matters - Employee Plans.

                  (a) The Employee Plans Schedule lists each employee benefit plan (as defined in Section 3(3) of ERISA) and all plans, programs, policies or arrangements, including, but not limited to, bonus, deferred compensation, incentive compensation, severance or termination pay, salary continuation, vacation and supplemental unemployment benefit plans, programs or arrangements maintained, or contributed to (or required to be contributed to), by the Acquired Company or any Subsidiary or on behalf of employees of the Acquired Company or any Subsidiary ("Acquired Company Employees") whether or not funded, formal or informal, or legally binding or not (collectively, the "Benefit Plans").

                  (b) Except as set forth on the Employee Plans Schedule, none of the Benefit Plans is a "defined benefit plan" within the meaning of Section 3(35) of ERISA (a "Pension Plan") or a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Except as set forth on the Employee Plans Schedule, none of the Pension Plans is subject to the requirements of Title IV of ERISA,
Section 302 of ERISA or Section 412 of the Code (a "Title IV Plan") or is a funded welfare plan as defined in Section 419 of the Code. Except as set forth on the Employee Plans Schedule, neither the Acquired Company, any Subsidiaries of the Acquired Company, nor any ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA or Section 412 of the Code. With respect to any Title IV Plan, (i) no reportable event under
Section 4043 of ERISA for which the notice requirement has not been waived has occurred; (ii) no accumulated funding deficiency, whether or not waived under Code Section 412, has been incurred; and (iii) the assets of each Title IV Plan equal or exceed the benefit liabilities of such Title IV Plan determined as if such plan were terminating. Each Pension Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the United States Internal Revenue Service that it is so qualified, and no fact or event has occurred since the date of such determination letter that should adversely affect the qualified status of any such Pension Plan.

                  (c) Except as set forth on the Employee Plans Schedule, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code and all contributions required to be made on behalf of Acquired Company Employees under the terms of any of Benefit Plans which are due as of the date of this Agreement have been timely made or, if not yet due, the Acquired Company or the applicable Subsidiary has made adequate reserves for such contributions.

                  (d) Each of the Benefit Plans that is a "group health plan" (as defined in Section 5000(b) of the Code) has at all times been in material compliance with the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA and any similar applicable state laws. Except as set forth on the Employee Plans Schedule, no Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA) (the "Welfare Plans") provides or promises post-retirement health or life benefits to current employees or retirees of the Acquired Company or any Subsidiary, except to the extent required under any applicable state Law or under Section 4980B of the Code.

                  (e) Except as set forth on the Employee Plans Schedule, neither the Company nor any Subsidiary, nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in
Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan, nor have there been any fiduciary violations under ERISA which could subject the Acquired Company or any Subsidiary (or any officer, director or employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

                  (f) Except as set forth in the Employee Plans Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the PBGC, the United States Department of Labor or any other Governmental Body, (ii) there is no Proceeding pending (nor, to the Knowledge of the Seller, any basis for such a

Proceeding), other than routine claims for benefits, and (iii) there are no outstanding Liabilities for taxes, penalties or fees.

                  (g) Except as set forth in the Employee Plans Schedule, neither the execution and delivery of this Agreement nor the consummation of any or all of the Contemplated Transactions will: (i) entitle any current employee of the Acquired Company or any Subsidiary to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee; or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any Person to constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

            3.20 Certain Transactions. Except as set forth in the Certain Transactions Schedule, no Related Person is presently a party to, or was since June 23, 2003 a party to, any Contract with the Acquired Company or any Subsidiary that is not terminable upon sixty (60) days' notice.

            3.21 Books and Records; Internal Controls.

                  (a) The books of account, minute books, stock record books and other books and records of the Acquired Company and the direct or indirect wholly owned Subsidiaries (i) are complete in all material respects, (ii) are kept in the ordinary course of business in accordance with sound business practices and applicable Laws and (iii) fairly reflect the transactions and dispositions of the Assets of the Acquired Company and the Subsidiaries. Seller has made available to Purchaser the books of account, minute books, stock record books and other books and records of the Acquired Company.

                  (b) Except as set forth on the Internal Controls Schedule, at the Closing, the Acquired Company or a Subsidiary will have exclusive ownership and direct control of its records, systems, controls, data and information.

                  (c) Since August 31, 2003, to the Knowledge of Seller, (i) none of the Acquired Company or any Subsidiary has received or otherwise had or obtained Knowledge, nor has any stockholder, director, officer or employee of the Acquired Company or any Subsidiary received or otherwise had or obtained Knowledge of any written complaint, allegation, assertion or claim of any type that the Acquired Company or any Subsidiary has, since August 31, 2003, engaged in material accounting or auditing practices not permitted pursuant to GAAP, and
(ii) no attorney representing Laidlaw International, Inc. with respect to the Acquired Company or any Subsidiary or representing the Acquired Company or any Subsidiary, whether or not employed by the Acquired Company or any Subsidiary, as the case may be, has reported evidence of a material violation of tax Laws or breach of fiduciary duty by the Acquired Company or any Subsidiary or any of their respective officers, directors or employees (in their capacity as such) of the type that would be required to be reported pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 to the board of directors of the Acquired Company or any Subsidiary or any committee thereof or to any director or executive officer of the Acquired Company or any Subsidiary. Since August 31, 2003, there have been no internal investigations regarding accounting initiated at the direction of the board of directors of the Acquired Company or any Subsidiary or any committee thereof.

            3.22 Health Care Matters.

                  (a) Except as set forth on the Health Care Matters Schedule, to the Knowledge of Seller, the Acquired Company and each Subsidiary is in compliance with 42 U.S.C. Section 1320a-7a, 42 U.S.C. Section 1320a-7b, 42 U.S.C. Section 1395nn, 31 U.S.C. Section 3729, and the regulations promulgated pursuant to such federal statutes, and all other federal or state Laws prohibiting the making of false statements or representations in connection with governmental reimbursement or the provision or receipt of any kickback, bribe, rebate or other remuneration in exchange for the referral of patients or business, except for such failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Except as set forth on the Health Care Matters Schedule, no member of the Acquired Company or any Subsidiary or, to the Knowledge of Seller, any stockholder, director, officer, agent or employee of the Acquired Company or any Subsidiary or other party to any Contract between such party and the Acquired Company or any Subsidiary who furnishes services or supplies which may be reimbursed in whole or in part under any Governmental Program is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in Medicare, Medicaid, or any other Governmental Program.

                                  ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to Seller as of the date of this Agreement, the following:

            4.01 Organization. Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to own its properties and to carry on its business as it is now being conducted.

            4.02 Authority and Binding Effect. Purchaser has requisite power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and at Closing will have all requisite power and authority to execute and deliver the Other Purchaser Documents. The execution, delivery and performance of this Agreement by Purchaser has been, and the Other Purchaser Documents will be, duly and validly authorized by all necessary action of Purchaser and its Affiliates and no additional authorization on the part of Purchaser is necessary in connection with the execution, delivery and performance of this Agreement. This Agreement has been, and the Other Purchaser Documents will be, duly executed and delivered by Purchaser. This Agreement is, and the Other Purchaser Documents will be, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

            4.03 No Violations. The execution and delivery by Purchaser of this Agreement do not, and the performance and consummation of the Contemplated Transactions will not: (a) conflict with or violate any provision of the Organizational Documents of Purchaser; (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser under, any contract or agreement to which Purchaser is party or to which any of its assets is subject; or (C) violate or result in a breach of or constitute a default under any Law or Order applicable to Purchaser or by which Purchaser or any of its assets is bound or affected, except, in the cases of clauses (b) and (c), for any conflict, breach, default, termination, cancellation, acceleration, loss or violation which, individually or in the aggregate, would not materially impair Purchaser's ability to effect the Closing.

            4.04 Consents and Approvals. Except for any Consent required under the HSR Act, no Consent is required to be obtained by Purchaser or any Affiliate from, and no notice or filing is required to be given by Purchaser or any Affiliate to or made by Purchaser or any Affiliate with, any Authority or other Person in connection with the execution, delivery and performance by Purchaser of this Agreement, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, materially impair Purchaser's ability to effect the Closing.

            4.05 Brokers and Finders. No investment banker, broker, finder or other intermediary (a) has acted for or on behalf of Purchaser in connection with this Agreement or the Contemplated Transactions or (b) is entitled to any fee or commission from Purchaser in connection with this Agreement or the Contemplated Transactions.

            4.06 Absence of Proceedings. There are no lawsuits, actions, or administrative or other proceedings pending nor, to the Knowledge of Purchaser, are any such proceedings threatened or any governmental investigations pending, against Purchaser that would reasonably be expected to restrict Purchaser's ability to consummate the transactions contemplated in this Agreement.

            4.07 Investment Intent. Purchaser has such knowledge and experience in financial matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Purchaser has been provided the opportunity to ask questions of the officers and management employees of Seller and the Acquired Company and the Subsidiaries and to acquire additional information about the business and financial condition of the Acquired Company and the Subsidiaries. Purchaser is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Purchaser acknowledges that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws in each case, to the extent applicable. Nothing in this Section 4.07 will preclude Purchaser from relying on the representations, warranties, covenants and agreements of Seller herein or from pursuing its remedies with respect to a breach thereof.

            4.08 Financing. Purchaser has delivered to Seller a true and complete copy of (a) a fully executed commitment letter from Banc of America Securities LLC, Banc of America Bridge LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities

Inc. (the "Lenders") whereby such Lenders have committed, upon the terms and conditions set forth therein, to provide senior debt financing in an amount of $700,000,000 in connection with the Contemplated Transactions (the "BofA Financing Commitment"), and (b) a fully executed commitment letter from Onex Partners L.P. whereby Onex Partners L.P. has committed (the "Onex Equity Commitment"), on the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of $215,000,000 in connection with the Contemplated Transactions. As of the date hereof, each of the BofA Financing Commitment and the Onex Equity Commitment has not been amended or modified and is in full force and effect. Purchaser is not aware of any fact which would cause it to believe (i) that the debt financing contemplated by the BofA Financing Commitment will not be available to Purchaser as contemplated therein, subject to the conditions set forth in such BofA Financing Commitment; or (ii) that the equity financing contemplated by the Onex Equity Commitment will not be consummated as contemplated therein, subject to the conditions set forth in such Onex Financing Commitment.

            4.09 Representations and Warranties. Purchaser acknowledges that the representations and warranties set forth in Article II and Article III, including the related Disclosure Schedules, constitute the sole and exclusive representations and warranties of Seller to Purchaser in connection with the Contemplated Transactions, and Purchaser acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, including any implied warranty as to condition, merchantability, or suitability as to any of the Assets of the Acquired Company and the Subsidiaries beyond those expressly given in this Agreement, and it is understood that Purchaser takes such Assets and the Assets related thereto as is and where is (subject to the benefit of the representations and warranties set forth in this Agreement). Purchaser further acknowledges and agrees that any estimates, projections, forecasts or other predictions that may have been provided to Purchaser or any of its employees, agents or representatives are not representations or warranties of Seller or its Affiliates.

                                   ARTICLE V.
                                    COVENANTS

            5.01 Conduct of the Business Pending the Closing. During the period from the date of this Agreement to the Closing, except as otherwise specifically contemplated by this Agreement or, with respect to Sections 5.01(a), (b), (c),
(d), (f), (g), (j), (n), (o), (p), (q), (t) or (u) (but only with respect to the foregoing subsections), with the consent of a majority of the members of the Committee, Seller and Parent shall cause the Acquired Company and the Subsidiaries to (i) conduct their business and operations in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact the Acquired Company's and each Subsidiary's present business organization and to preserve the good will and relationships with current customers, suppliers and others having significant business dealings with the Acquired Company and the Subsidiaries. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing or termination of this Agreement, except as otherwise specifically provided for in this Agreement or, with respect to Sections 5.01(a), (b), (c), (d), (f), (g),
(j), (n), (o), (p), (q), (t) or (u) (but only with respect to the foregoing subsections), with the consent of a majority of the members of the Committee, Seller and Parent shall cause the Acquired Company and the Subsidiaries not to:

                  (a) commence or enter into arrangements for any capital expenditure, except for such expenditures that are substantially consistent with and do not exceed the monthly allocations in the Capital Budget when aggregated over any rolling three month period commencing September 1, 2004;

                  (b) dispose of any Assets, except in the ordinary course of business consistent with past practice and in any event not having a book value or fair market value, individually or in the aggregate, in excess of $5,000,000 and except for ambulances or other medical vehicles in the ordinary course of business consistent with past practice, or incur, create or assume any Lien on any Asset, other than Permitted Liens;

                  (c) enter into any hedging arrangement or derivative transaction;

                  (d) enter into any Contract except in the ordinary course of business consistent with past practice and in any event not in excess of $5,000,000 or that has a term of, or requires the performance of any obligations over a period in excess of, three years; provided, however, that the Acquired Company and the Subsidiaries shall not be prohibited from participating in bidding for or entering into Contracts with any Authority or other third-party for the provision of services of the type currently provided by the Acquired Company and the Subsidiaries in the conduct of the Business;

                  (e) incur or assume indebtedness for borrowed money other than pursuant to the Senior Secured Credit Facility and in any event not in excess of $500,000 in the aggregate, other than the incurrence of indebtedness permitted (and forgiven, discharged, released, cancelled (including by way of capital contribution) or paid) pursuant to Section 5.08 hereof, or incur, create or assume any Lien on any Asset, other than Permitted Liens;

                  (f) except as required by Law or the terms of any existing Contract, (i) increase the salary, wage, rate of compensation, bonus or other direct or indirect remuneration payable to, or other compensation of, any Management Level Employee or enter into any Contract or other binding commitment in respect of any such increase; (ii) increase the salary, wage, rate of compensation, bonus or other direct or indirect remuneration payable to, or other compensation of, any employee (excluding any Management Level Employee) of the Acquired Company or any Subsidiary (other than any increases to employees other than Management Level Employees which do not exceed 0.5% in the aggregate since August 31, 2004 for all such employees) or enter into any Contract or other binding commitment in respect of any such increase; (iii) amend, adopt or terminate any Benefit Plan or any other benefit plan; or (iv) except with respect to those matters identified on Exhibit 5.01(f), enter into any negotiation in respect of or enter into any collective bargaining agreement covering employees of the Acquired Company or any Subsidiary;

                  (g) amend, modify or otherwise change the terms in any material respect of any Scheduled Contract (other than pursuant to renegotiations in the ordinary course of business consistent with past practice of any Scheduled Contract pursuant to which the Acquired Company or any Subsidiary received revenue during the fiscal year ended August 31, 2004 of less than $5,000,000), or terminate any Scheduled Contract (except with respect to termination of a Scheduled Contract caused by the termination by, or default of, any other party thereto), or default in the performance of any material covenant or obligation under any Scheduled Contract which default is not cured within any applicable grace period;

                  (h) merge with or into or consolidate with any other Person (other than the Acquired Company or any Subsidiary) or acquire any business or assets of any other Person (other than any Subsidiary of the Acquired Company) except in the ordinary course of business consistent with past practice and in any event not having a depreciated book value or estimated fair market value exceeding $5,000,000 in the aggregate;

                  (i) amend or propose to amend or otherwise change its Organizational Documents;

                  (j) purchase or acquire an option to purchase or enter into any other agreement or obligation to purchase any securities of any Person (other than any Subsidiary), or make any loan or advance to, or any investment in, any Person other than a direct or indirect wholly owned Subsidiary or advances to employees, consultants or independent contractors of the Acquired Company or any Subsidiary in the ordinary course of business consistent with past practice;

                  (k) (i) other than pursuant to the Senior Secured Credit Facility or the PBGC Settlement Agreement, issue, sell, pledge, dispose of, grant, transfer or encumber any capital stock or other equity securities, or securities convertible or exchangeable or exercisable for any shares of capital stock or other equity securities, or any other securities, options, warrants, calls or other rights to acquire such securities, or authorize any of the foregoing; (ii) reclassify, combine, split, subdivide or amend the terms of any capital stock or other equity securities; or (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any capital stock or other equity securities or securities;

                  (l) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends or distributions paid by the Acquired Company to any Affiliate or by direct or indirect wholly owned Subsidiaries to the Acquired Company, to other direct or indirect wholly owned Subsidiaries or to any Affiliate of such direct or indirect wholly owned Subsidiaries);

                  (m) enter into any agreement with respect to the voting of the capital stock of the Acquired Company or any Subsidiary;

                  (n) make or revoke any election as to Tax matters or change any method of accounting for its income for tax purposes, except as required by GAAP or any applicable Law;

                  (o) terminate the employment of or hire any senior executive;

                  (p) change accounting methods or principles in any manner, except as required by GAAP or any applicable Law;

                  (q) (i) enter into any written settlement agreement with a Governmental Authority pursuant to which (A) there is a finding or admission of violation of Law, or (B) the settlement involves the imposition, through a corporate integrity agreement or otherwise, of any ongoing auditing, disclosure or reporting obligations on the part of the Acquired Company or any Subsidiary, or (ii) discharge or satisfy any other Liabilities, except for the payment, discharge or satisfaction of Liabilities in the ordinary course of business, in accordance with their terms or between or among the Acquired Company and its direct or indirect wholly owned Subsidiaries;

                  (r) engage in any material transaction with, or enter into any material agreement, arrangement or understanding with, directly or indirectly, any Related Person, or make any material payment or distribution to any Related Person (other than as specifically required by a Scheduled Contract or as contemplated in the Certain Transactions Schedule) or any transaction not terminable on 60 days notice;

                  (s) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

                  (t) change the current assets or current liabilities of the Acquired Company and the Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

                  (u) guarantee indebtedness for borrowed money other than pursuant to the Senior Secured Credit Facility and in any event not in excess of $825,000,000 in the aggregate; or

                  (v) agree or commit to do any of the foregoing.

            5.02 Access to Information; Confidentiality.

                  (a) Seller will (i) cause the Acquired Company and the Subsidiaries to permit representatives of the Purchaser to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Acquired Company and the Subsidiaries, to all premises, properties, personnel, books, records (including Tax records and accountants' work papers), Contracts and documents of or pertaining to the Acquired Company or any Subsidiary; (ii) furnish Purchaser and its advisors with copies of all such Contracts, books and records, and other existing documents and data as Purchaser may reasonably request, (iii) furnish Purchaser and its advisors with such additional existing financial, operating and other data and information as Purchaser may reasonably request, and (iv) make available to Purchaser and its advisors, upon reasonable advance notice and during normal business hours, and in a manner so as not to interfere with the normal business operations of the Acquired Company and the Subsidiaries, the officers of the Acquired Company or any Subsidiary, as Purchaser may reasonably request. The confidentiality of all such documents and information furnished in connection with the Contemplated Transactions shall be governed by the terms of the Confidentiality Agreement.

                  (b) Purchaser agrees (i) to hold all of the books and records of the Acquired Company and the Subsidiaries (other than books and records relating to Tax matters, the retention of which shall be governed by Section 5.12(b) hereof) existing and in possession of the Acquired Company or the Subsidiaries on the Closing Date, not to destroy or dispose of any such books or records except in accordance with the Acquired Company's general document retention policies (copies of which policies will be provided to Seller upon request), and prior to the destruction or disposal of any such books and records, to surrender them to Seller (or its successors or assigns) or to allow Seller (or its successors or assigns) to make copies of such books and records, and (ii) following the Closing Date, to afford Seller (or its successors or assigns), its accountants, representatives and counsel, during normal business hours, and in a manner so as not to interfere with the normal business operations of the Acquired Company or the Subsidiaries, reasonable access to such books, records and other data and to the employees of Purchaser and the Acquired Company and the Subsidiaries at no cost to Seller (other than for reasonable out-of-pocket expenses of Purchaser, the Acquired Company or the Subsidiaries in providing such books, records and employees) to the extent that such access may be requested for any legitimate business purpose. Notwithstanding the foregoing, books and records relevant to a Proceeding between a Purchaser or Seller shall be subject to production only in accordance with the discovery procedures relating to such Proceeding.

                  (c) From and after the Closing, and subject to the requirements of applicable Law, any securities exchange on which the securities of Seller or its Affiliates are listed or any Third-Party Claim or Direct Claim, Seller and Parent shall keep secret and retain in confidence, and not use for the benefit of Seller, Parent or any Person other than Purchaser, all confidential matters and trade secrets known to Seller or Parent relating to the Business, including all books and records referred to in Section 5.02(b) and information made available to Seller pursuant to Section 1.05(a).

            5.03 Consents and Approvals.

                  (a) Upon the terms and subject to the conditions of this Agreement, Seller and Purchaser will cooperate and use commercially reasonable efforts to fulfill the conditions precedent to the other parties' obligations under this Agreement, including securing as promptly as practicable all Required Consents; provided, that Seller shall not be required to make any payment to any third party to secure any such Required Consents and Purchaser shall not be required to agree to any significant amendment to or modification of any Scheduled Contract or any Permit. Without limiting the foregoing, the parties to this Agreement shall cooperate with one another: (i) in the prompt preparation and filing of any filings required under the HSR Act (which filing shall occur no later than 10 days after the date of this Agreement), if any, and any other required filings with any Governmental Authority, and the parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; (ii) in determining whether action by or in respect of, or filing with, any Governmental Authority is required, proper or advisable or any actions or Consents are required to be obtained from parties to any Contracts, in connection with the Contemplated Transactions; and (iii) in seeking timely to obtain any such actions or Consents or to make any such filings. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action according to Section 10.02.

                  (b) Seller and Purchaser agree to use their commercially reasonable efforts (including, without limitation, the actions specified in this Section 5.03(b)) to resolve such objections, if any, as may be asserted with respect to the Contemplated Transactions under the HSR Act or any other antitrust Law. In furtherance and not in limitation of the foregoing, Purchaser agrees to take such commercially reasonable action as may be required by any domestic court or similar tribunal in any suit brought or threatened by a Governmental Authority or brought or threatened by a private party challenging the Contemplated Transactions contemplated hereby as violative of the HSR Act or any other antitrust Law to avoid the entry of, or to effect the dissolution, modification or suspension of, any injunction, temporary restraining order or other Order that has the effect of preventing or delaying the consummation of the Contemplated Transaction (including the appeal thereof, provided, that, Purchaser shall not be required to post any bond); provided, that, Purchaser shall not be required to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of any Assets or businesses of the Acquired Company and the Subsidiaries.

                  (c) All filing fees required in connection with any filings under the HSR Act or with any other Governmental Authority shall be borne by Purchaser. All other fees, expenses and disbursements incurred in connection with the matters referred to in this Section 5.03 hereof shall be borne by Purchaser if incurred by or on its behalf and by Seller if incurred by or on behalf of Seller, the Acquired Company or any Subsidiary.

                  (d) If the Acquired Company or any Subsidiary has not obtained by Closing any of the Required Consents in connection with a direct or indirect change in ownership resulting from the Contemplated Transactions, then, to the extent reasonably practicable (and without material cost or liability to Seller), the parties shall use commercially reasonable efforts to enter into an alternative, lawful arrangement under which Purchaser shall have the benefit from and after Closing of such Contract or Permit for which the Required Consent was not able to be obtained prior to Closing. For the avoidance of doubt, the provisions of this Section 5.03(d) shall not supersede the provisions of Section 6.02(i).

            5.04 Public Announcements. Prior to Closing, the parties hereto will use commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Contemplated Transactions (unless such consultation is not possible due to the requirements of applicable Law or any securities exchange on which the securities of the parties or their Affiliates or a related Person are listed) and, except as may be required by applicable Law or any securities exchange on which the securities of the parties or their Affiliates or a related Person are listed, none of the parties shall issue any such press release or make any such public statement without the prior approval of (a) in the case of announcement by Purchaser (or its Affiliates or related persons), by Seller or Parent and (b) in the case of announcement by Seller or Parent, by Purchaser, such approval not to be unreasonably withheld, conditioned or delayed. The provisions of this Section 5.04 shall not apply to any public disclosure made by Parent or any Affiliate or related person of Purchaser pursuant to applicable Law if the content of such disclosure is consistent with a press release or other public statement previously made in accordance with the preceding sentence.

            5.05 Employee Benefits Matters.

                  (a) As of the Closing Date, the Acquired Company Employees on such date shall continue employment with the Acquired Company or the relevant Subsidiary in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, that neither the Acquired Company nor any Subsidiary shall be obligated to continue any employment relationship with any employee or maintain any level of wages and/or salary for any specific period of time. Purchaser agrees that for purposes of all employee benefit plans under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to Acquired Company Employees for service previously credited with the Acquired Company or any Subsidiary prior to the Closing Date, provided, that such crediting of service does not result in duplication of benefits, and provided, further, that such crediting of service shall not be given for benefit accrual purposes under any defined benefit plan.

                  (b) The parties hereto acknowledge and agree that all provisions contained in this Section 5.05 with respect to the Acquired Company Employees are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including, without limitation, any Acquired Company Employees, former Acquired Company Employees, or any of their dependents or beneficiaries.

            5.06 Directors' and Officers' Indemnification; Release from
Liability.

                  (a) The provisions of the Acquired Company's and each Subsidiary's Organizational Documents concerning the elimination of liability and indemnification of directors and officers, as in effect on September 1, 2004, shall not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date hereof an officer or director of the Acquired Company or any Subsidiary. In addition to the foregoing, from and after the Closing Date, Purchaser and the Acquired Company or the relevant Subsidiary shall, jointly and severally, and in accordance with applicable Law, indemnify, hold harmless and defend each Person who is a current or former officer or director of the Acquired Company or any Subsidiary (the "D&O Indemnitees") against all Damages or expenses (including reasonable attorneys'
fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) of the D&O Indemnitees, or any of them, in their capacities as such. To the maximum extent permitted by applicable Law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and Purchaser and the Acquired Company or the relevant Subsidiary shall promptly advance expenses in connection with such indemnification to the extent permitted under applicable Law; provided, that, to the extent required by Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

                  (b) For a period of five years from and after the Closing Date, Purchaser shall cause the Acquired Company and the Subsidiaries to procure and maintain in effect with respect to all periods prior to the Closing Date, directors' and officers' liability insurance (or Purchaser shall procure a "tail" or "extended reporting period" policy) covering those present and former officers and directors of the Acquired Company and the Subsidiaries who are currently covered by directors' and officers' liability insurance policies on terms not materially less favorable in the aggregate than the terms of such current insurance coverage; provided, however, that if any Claim is asserted or made within such five-year period, such insurance shall be continued in respect of such Claim until the final disposition thereof; and, provided, further, that Purchaser shall only be obligated to maintain such coverage (which shall be in the form of a single policy which need not exceed $25,000,000, and which shall cover the present and former officers and directors of the Acquired Company and the Subsidiaries and EmCare Holdings Inc. and its subsidiaries) as may be obtained for a cost no greater than $800,000, in the aggregate, with respect to the coverages contemplated pursuant to this Section 5.06(b) and Section 5.06(b) of the EmCare Stock Purchase Agreement.

                  (c) Effective upon the Closing, Purchaser and the Acquired Company and the Subsidiaries, and each of their respective representatives, successors and assigns (collectively, the "Releasing Parties"), shall be deemed to have remised, released and forever discharged the individuals set forth on
Exhibit 5.06(c) hereto solely in their capacity as directors of the Acquired Company or any Subsidiary (collectively, the "D&O Released Parties") of and from any and all Claims which the Releasing Parties, or any of them, now has or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the D&O Released Parties, and each of them, from the beginning of time through the Closing Date; provided, however, that this Section 5.06(c) shall not apply to (i) any Claims that may arise from any breach by any of the D&O Released Parties of, or the failure to properly perform, any obligation or duty arising on the part of any of the D&O Released Parties after the date hereof under this Agreement or any other agreement to be entered into after the date hereof and contemplated hereby to which any of the D&O Released Parties is a party; or (ii) any Claims that may arise as a result of any self-dealing or improper receipt of a personal benefit on the part of any D&O Released Party.

                  (d) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Person released or entitled to indemnification hereunder, and each such Person's heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 5.06, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

            5.07 Letters of Credit.

                  (a) The Acquired Company and Subsidiaries have provided letters of credit as set forth on Exhibit 5.07 for the purpose of collateralizing certain insurance obligations of the Acquired Company and the Subsidiaries (the "Existing Letters of Credit"). Within two (2) Business Days of the Closing Date, Seller shall provide Purchaser with an updated Exhibit 5.07, which updated exhibit will reflect any additional letters of credit provided by the Acquired Company and the Subsidiaries between the date of this Agreement and the Closing Date for the purpose of collateralizing certain insurance obligations of, and pursuant to Contracts entered into by, the Acquired Company and the Subsidiaries (such additional letters of credit, the "Additional Letters of Credit" and together with the Existing Letters of Credit, the "Letters of Credit"). Such Letters of Credit were issued or will be issued under the Senior Secured Credit Facility and are guaranteed obligations of Seller and its Affiliates. Purchaser hereby agrees to use commercially reasonable efforts to cause the Acquired Company or one or more of the Acquired Company's

Subsidiaries to provide a replacement letter of credit to the beneficiary of each such Letter of Credit within thirty (30) days of the Closing Date (the last day of such thirty-day period being referred to herein as the "Required LC Delivery Date"), and Seller and Parent hereby agree to cooperate in all reasonable respects with Purchaser in connection therewith. In the event that Purchaser is unable to provide any such replacement letter of credit on or prior to the Required LC Delivery Date, Purchaser hereby agrees (i) to cause the Acquired Company or one or more of the Acquired Company's Subsidiaries to provide a letter of credit on the Required LC Delivery Date to the issuer of each Letter of Credit not replaced, as collateral for such Letter of Credit, in an amount equal to the greatest amount for which such Letter of Credit may be drawn; and (ii) to continue to use its commercially reasonable efforts to cause the Acquired Company or one or more of the Acquired Company's Subsidiaries to provide a replacement letter of credit as contemplated above until such replacement letter of credit is so provided.

                  (b) Purchaser shall indemnify and hold harmless Seller and its Affiliates from and after the Closing Date for any Damages arising out of or relating to any Letters of Credit.

            5.08 Intercompany Accounts. Immediately prior to the Closing, (a) all intercompany accounts payable owing to Seller or its Affiliates (other than the Acquired Company or any Subsidiary) by the Acquired Company or any Subsidiary, and (b) all intercompany accounts payable owing by Seller or its Affiliates (other than the Acquired Company or any Subsidiary) to the Acquired Company or any Subsidiary shall be forgiven, discharged, released, cancelled (including by way of capital contribution) or paid, in each case as determined by Seller in its sole discretion, except for any obligations and rights of Seller and its Affiliates (including, the Acquired Company) under the Risk Financing Program Agreements.

            5.09 Performance Bonds Collateral.

                  (a) Exhibit 5.09 attached hereto sets forth (i) the surety or performance bonds posted by Seller or its Affiliates for the benefit of the Business and as required pursuant to Contracts entered into by the Acquired Company or a Subsidiary (the "Existing Performance Bonds"); (ii) the issuer of each Performance Bond; (iii) the beneficiary of each Performance Bond; and (iv) the premium (the "Premium") paid by Seller or its Affiliates for each Performance Bond to the issuer thereof. On the Closing Date, Seller or Parent shall provide to Purchaser an updated Exhibit 5.09, which updated exhibit will reflect any additional surety or performance bonds posted by Seller or its Affiliates between the date of this Agreement and the Closing Date for the benefit of the Business and as required pursuant to Contracts entered into by the Acquired Company or a Subsidiary, together with the information specified in
(ii) - (iv) above (such additional surety and performance bonds, the "Additional Performance Bonds" and together with the Existing Performance Bonds, the "Performance Bonds"). With respect to the Performance Bonds issued by Bond Safeguard or Western, on the Closing Date, the Acquired Company shall deliver to Bond Safeguard or Western, as applicable, an indemnification agreement with respect to the Performance Bonds issued by such issuer. With respect to the Performance Bonds issued at the time of Closing by an issuer other than Bond Safeguard or Western (such issuers being referred to herein as the "Alternative Issuers"), Purchaser agrees to use its commercially reasonable efforts to (A) cause the Acquired Company or one or more of the Acquired Company's Subsidiaries to obtain and post surety bonds in full substitution for the

Performance Bonds issued by such Alternative Issuers (the "Substitute Bonds") within ninety (90) days after the Closing Date; and (B) cause the beneficiary of the Performance Bonds issued by such Alternative Issuers to return the original Performance Bonds to Parent and provide a release letter to Parent regarding each such Performance Bond from the beneficiary, and Seller and Parent hereby agree to cooperate in all respects with Purchaser in connection therewith.

                  (b) The balance sheet at August 31, 2004 for the Acquired Company and its Subsidiaries reflects a performance bond collateral amount of $15,965,854, which amount represents the sum of 50% of the face value of the Performance Bonds. The Closing Balance Sheet will also reflect performance bond collateral equal to 50% of the face value of the Performance Bonds on the Closing Date (the "Performance Bond Collateral Amount"). Seller and Parent hereby agree that the Performance Bond Collateral Amount, together with any additional amounts of collateral required to be reimbursed by Seller and/or Parent to Purchaser pursuant to this Section 5.09(b), is an Asset of the Acquired Company and the Subsidiaries. The cash relating to each Performance Bond will continue to be held by Parent until Parent's receipt of (i) a release letter from Bond Safeguard or Western, as applicable, with respect to each Performance Bond issued by Bond Safeguard and Western; and (ii) a release letter from the beneficiary of the Performance Bonds issued by Alternative Issuers, in each case releasing Parent's indemnity obligations with respect to such Performance Bond, and at such time, Parent shall transfer and deposit the cash collateral held with respect to such Performance Bond to the applicable surety for the Performance Bond; provided, that if any collateral with respect to a Performance Bond is released or not required by Bond Safeguard, Western or an Alternative Issuer, such amount shall be paid by Parent or the Performance Bond provider directly to the Acquired Company. All investment income earned on the Performance Bond Collateral Amount applicable to a Performance Bond, together with any additional amounts of collateral required to be reimbursed by Seller and/or Parent to Purchaser pursuant to this Section 5.09(b) with respect to such Performance Bond (including any amount released to the Acquired Company as contemplated by this Section 5.09(b)), shall be shared equally between Parent and Purchaser until the earlier to occur of (i) the expiration of the Performance Bond Period; and (ii) the termination of all obligations of Seller and Parent under this Section 5.09 with respect to such Performance Bond pursuant to clauses (1) - (3) below (but only with respect to the interest earned on the collateral posted with respect to such Performance Bond so terminated), and after such time, any interest earned on the Performance Bond Collateral Amount, together with any additional amounts of collateral required to be reimbursed by Seller and/or Parent to Purchaser pursuant to this Section 5.09(b), shall be solely the investment income of the Acquired Company. For a period of three (3) years from the date of this Agreement (the "Performance Bond Period"), to the extent such Performance Bonds are required to be in place pursuant to applicable Law or the terms of a Contract effective at the time of Closing, Parent agrees to (A) pay to the Acquired Company or a Subsidiary, as applicable, any amounts of collateral required to be posted for each Performance Bond in excess of the Performance Bond Collateral Amount for such Performance Bond (net of any collateral (including, without limitation, the Performance Bond Collateral Amount) previously delivered to the Acquired Company, the Subsidiaries or any surety by Parent; and (B) promptly reimburse the Acquired Company or any Subsidiary, as applicable, for (x) the amount of premiums required to be paid for the Performance Bonds in excess of the aggregate Premiums and (y) the amount of any premium required to be paid for the Substitute Bonds in excess of the premiums paid to the Alternative Issuers as reflected on Exhibit 5.09. Notwithstanding the foregoing, during the Performance Bond Period, Parent shall have the right to cause the Acquired Company or one or more of the Acquired Company's Subsidiaries, with the Acquired Company's or such Subsidiaries' consent, which consent shall not be withheld, delayed or conditioned unreasonably, to replace any Performance Bond with a substitute performance bond if Parent identifies a surety that is willing to issue a substitute performance bond on more favorable terms (including, without limitation, with respect to the amounts of collateral required to be deposited for such Performance Bonds and the premiums to be paid); any amount of collateral no longer required by a Performance Bond issuer shall be paid to the Acquired Company but shall continue to be subject to the provisions of this Section 5.09(b). Any such substitute performance bond issued shall be a Performance Bond hereunder. Notwithstanding anything to the contrary contained in this Agreement, (1) to the extent that Purchaser, the Acquired Company or any Subsidiary elects to terminate any Performance Bond (other than pursuant to Section 5.09(a)(A) or (B)), or Substitute Bond after the Closing Date, Seller and Parent shall no longer have any obligations under this Section 5.09 to Purchaser, the Acquired Company or any Subsidiary under this Section 5.09 with respect to such Performance Bond or Substitute Bond; (2) neither the Seller nor Parent will have any obligations under this Section 5.09 with respect to any new surety or performance bond issued in connection with any Contract entered into after the Closing Date; and
(3) to the extent a Contract existing as of the Closing Date is amended to increase the amount of any surety or performance bond required thereunder, Seller and Parent shall have no obligations under this Section 5.19 with respect to the amount of any such increase; and (4) if the events referred to in (1),
(2) or (3) have occurred, the Performance Bond Collateral Amount, and any additional collateral posted for such Performance Bond, shall be returned to the Acquired Company and the provisions of this Section 5.09(b) with respect to the sharing of the investment income with Parent with respect to such collateral amount shall terminate. For the avoidance of doubt, after the third anniversary of this Agreement, Seller and Parent shall have no obligations to Purchaser, the Acquired Company or any Subsidiary, and the Acquired Company and the Subsidiaries shall have no obligations to Parent, under this Section 5.09 other than obligations that have been incurred under this Section 5.09 on or prior to that date.

                  (c) Purchaser shall indemnify and hold harmless Seller and its Affiliates from and after the Closing Date for any Damages arising out of or relating to any Performance Bonds.

            5.10 Resignations of Directors. Except as otherwise specifically directed by Purchaser, each director of the Acquired Company or any Subsidiary as of the Closing Date shall resign as a director of the Acquired Company and any such Subsidiaries and such resignations shall be delivered to Purchaser at Closing.

            5.11 Notice of Certain Matters. From the date hereof through the Closing, Seller and Parent shall give notice to Purchaser of (a) the occurrence, or failure to occur, after the date hereof of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any Exhibit or Schedule hereto to be untrue or inaccurate in a manner reasonably likely to result in the failure of a condition set forth in Section 6.02 hereof (a

"Covenant Failure"). In such event, unless this Agreement is terminated pursuant to Section 7.01(d) hereof prior to the Closing or such Representation Breach or Covenant Failure (disregarding any qualification as to materiality or Material Adverse Effect and considered collectively with any other Representation Breach and Covenant Failure notified or required to be notified under this Section 5.11) would reasonably be expected to result in a Material Adverse Effect, if the action giving rise to such event is permitted pursuant to Section 5.01 hereof each written notice provided by Seller to Purchaser pursuant to this
Section 5.11 shall be deemed (i) to have amended the applicable Schedule or Exhibit, (ii) to have qualified the representations and warranties contained in
Article II and Article III hereof, as applicable, and (iii) to have cured any Representation Breach that otherwise might have existed hereunder by reason of such development. Notwithstanding the foregoing, unless this Agreement is terminated pursuant to Section 7.01(d) hereof prior to the Closing or such Representation Breach or Covenant Failure (disregarding any qualification as to materiality or Material Adverse Effect and considered collectively with any other Representation Breach and Covenant Failure notified or required to be notified under this Section 5.11) would reasonably be expected to result in a Material Adverse Effect, each written notice provided by Seller to Purchaser pursuant to this Section 5.11 which arises from an action not permitted pursuant to Section 5.01 hereof shall be deemed (i) to have amended the applicable Schedule or Exhibit, (ii) to have qualified the representations and warranties contained in Article II and Article III hereof, as applicable, and (iii) to have cured any Representation Breach and Covenant Failure that otherwise might have existed hereunder by reason of such development solely for the purpose of determining whether a condition set forth in Section 6.02 has been satisfied; provided, however, that such written notification shall not be deemed to have amended any Schedule or Exhibit, or modified any representation or warranty or cured any breach of covenant or obligation, for purposes of determining Purchaser's right to indemnification with respect thereto under Section 8.01(a).

      5.12 Tax Matters.

            (a) Tax Returns. Seller shall prepare or cause to be prepared all Income Tax Returns which include the Acquired Company or any of the Subsidiaries for all Tax Periods ending on or prior to the Closing Date which are filed after the Closing Date and shall file or cause to be filed all such Consolidated Income Tax Returns (and shall promptly provide Purchaser with copies of such Consolidated Income Tax Returns insofar as such Tax Returns relate to the Acquired Company). Seller shall permit Purchaser at least thirty (30) days to review and comment on each Separate Company Income Tax Return prior to filing and shall make such revisions as are reasonably requested by the Purchaser, and Purchaser shall execute and timely file such Separate Company Income Tax Returns. Seller shall pay all Taxes due with respect to such Income Tax Returns. Purchaser shall prepare or cause to be prepared (on a basis consistent with past Tax Returns of the Acquired Company and the Subsidiaries) and timely file or cause to be timely filed all other Tax Returns of the Acquired Company and the Subsidiaries for Pre-Closing Tax Periods that are due after the Closing Date (including any Straddle Period Separate Company Income Tax Returns.) Purchaser shall permit Seller at least thirty (30) days to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. Purchaser shall pay all Taxes due with respect to such Tax Returns; provided, however, that Seller shall pay Purchaser (in accordance with the procedures set forth in Section 8.03(f)) for any amount owed by Seller pursuant to Section 8.03 with respect to such Straddle Period Separate Company Income Tax Returns. Purchaser and

Seller agree to cause the Acquired Company and the Subsidiaries to file all Tax Returns for the periods including the Closing Date on the basis that the relevant Tax Period ended as of the close of business on the Closing Date unless the relevant Tax Authority will not accept a Tax Return filed on that basis.

            (b) Cooperation on Tax Matters. Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns (including the execution thereof) and any audit, investigation, litigation or other proceeding with respect to Taxes, including any Tax Proceeding. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding. If documents or information is requested hereunder with respect to an inquiry from a Governmental Authority, such information or documents shall be provided to the requesting party within 25 days of the request therefor. Seller and Purchaser agree, and Purchaser agrees to cause the Acquired Company and the Subsidiaries, (i) to retain all books and records with respect to Tax matters pertinent to such Acquired Company or Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing or other Governmental Authority, and (ii) to give the other party ninety
(90) days written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller and Purchaser shall, and Purchaser shall cause the Acquired Company and the Subsidiaries to, allow the other party to take possession of such books and records. Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

            (c) Tax Refunds. The amount or economic benefit of any refunds of Income Taxes of the Acquired Company and/or any of the Subsidiaries for any taxable period ending on or before the Closing Date shall be for the account of Seller. The amount or economic benefit of any refunds of Income Taxes of the Acquired Company for any taxable period beginning after the Closing Date shall be for the account of Purchaser. The amount or economic benefit of any refunds of Income Taxes of the Acquired Company and/or any of the Subsidiaries for any period beginning before and ending after the Closing Date shall be apportioned between Seller and Purchaser in the manner described in Section 8.03(c). Any such amounts owing to Seller as provided in this Section 5.12(c) shall be paid by Purchaser within five (5) Business Days of the receipt of any such refunds. Purchaser shall not cause or permit the Acquired Company and/or any of the Subsidiaries to carry back to any taxable period ending on or prior to the Closing Date any net operating loss or other Tax attribute arising after the Closing Date.

            (d) Transfer and Other Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any Acquired Company corporate-level gains tax triggered by the sale of the Shares), shall be paid one-half by Seller and one-half by Purchaser when due, and Purchaser and Seller will jointly prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Seller will join in the execution of any such Tax Returns and other documentation.

            (e) Tax Sharing Agreements. Seller shall cause the provisions of any Tax sharing agreement or similar arrangement between Seller or any of its Affiliates, on the one hand, and the Acquired Company and/or any of the Subsidiaries on the other hand, to be terminated on or before the Closing Date with respect to such Acquired Company. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

            (f) Consolidated Section 382 Limitation. Parent shall make a timely election under Treasury Regulation Section 1.1502-95(c) and (f) to apportion to the Acquired Company and the Subsidiaries $5,000,000 of Parent's affiliated group's annual consolidated Code Section 382 limitation resulting from Parent's 2003 bankruptcy restructuring. At Parent's request, Purchaser shall cause the Acquired Company or any Subsidiary to join with Parent in making any election required under Treasury Regulation Section 1.1502-95(f).

      5.13 Use of Name. Purchaser agrees that it shall, and shall cause its subsidiaries (including the Acquired Company and the Subsidiaries) to, as soon as practicable after the Closing Date and in any event within one year following the Closing Date, (a) cease to (i) make any use of the name or mark "Laidlaw" either alone or in combination with other names or marks and any trademarks (registered or non-registered) related thereto or containing or comprising the foregoing, including any trademark confusingly similar thereto or dilutive thereof (the "Laidlaw Marks"), and (ii) hold itself out as having any affiliation with Seller or any of its Affiliates, and (b) in the case of the Acquired Company or any of the Subsidiaries whose name includes any Laidlaw Mark, to change its corporate name to a name that does not include any Laidlaw Mark and to make any necessary legal filings with the appropriate Governmental Authority to effectuate such change. In furtherance thereof, as soon as practicable but in no event later than one year following the Closing Date, Purchaser shall, and shall cause the Subsidiaries (including the Acquired Company and the Subsidiaries) to, remove, strike over or otherwise obliterate all Laidlaw Marks from all materials owned by the Acquired Company and the Subsidiaries, including, without limitation, any business cards, schedules, stationery, packaging materials, signs, promotional materials, manuals, forms, websites, computer software and other materials. In connection herewith, Seller hereby grants to Purchaser a non-exclusive, nontransferable, non-sublicensable license to use the Laidlaw Marks for the period necessary to comply with the terms of this Section 5.13 but in no event longer than one year following the Closing Date solely in connection with Purchaser's operation of the Business, which use shall be in conformity with the practices of Seller as of the Closing Date and shall be in a manner that does not in any way harm or disparage Seller or the reputation or goodwill of the Laidlaw Marks.

      5.14 Post-Closing Covenants. Seller and Purchaser agree to negotiate the terms under which Seller or its Affiliates shall provide tax services to the Acquired Company and the Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Article VIII shall not apply with respect to any Contracts entered into between Seller and/or any of its Affiliates and Purchaser pursuant to this Section 5.14.

      5.15 No Negotiation.

            (a) Until such time, if any, as this Agreement is terminated pursuant to Article VII, none of Seller, the Acquired Company or any Subsidiary will, and each will cause their respective representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of any significant portion of the Business or any significant portion of the Assets, or any of the capital stock of the Acquired Company or any Subsidiary, or any merger, consolidation, business combination or similar transaction involving the Acquired Company or any Subsidiary (each, an "Acquisition Transaction").

            (b) Seller will immediately cease and cause to be terminated any existing discussions with any Person that relates to any Acquisition Transaction.

            (c) Seller agrees not to release any Person from, or to waive or permit the waiver of any provision of, any confidentiality or similar agreement to which Seller, the Acquired Company or any Subsidiary is a party, and will use its best efforts to enforce or cause to be enforced each such agreement. Seller also will promptly request each Person that has executed, within 24 months prior to the date of this Agreement, a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person (or its representatives) by or on behalf of Seller, the Acquired Company or any Subsidiary. At the Closing, Seller will assign to Purchaser, to the extent permitted by the terms of any such confidentiality or similar agreement, the benefit of, and the right to enforce, each confidentiality or similar agreement to which Seller is a party relating to the Acquired Company or a Subsidiary, the Business or the Assets.

      5.16 Certain Payments. Seller will pay when due, and hold Purchaser, the Acquired Companies and the Subsidiaries harmless from and against, any amounts payable to any stockholder or any Named Officer of the Acquired Company or any Subsidiary as a result of the consummation of the Contemplated Transactions, including any "sale bonus," "change in control" payment or similar payment.

      5.17 Offerings.

            (a) In the event of a registered public offering or an offering in accordance with Rule 144A under the Securities Act of the debt or equity securities of Purchaser or the Acquired Company or any of their Affiliates, Seller shall, upon Purchaser's request with reasonable prior notice, (a) provide Purchaser with any audited balance sheets and related statements of income, changes in owners' equity and cash flow, including in each case all consolidating schedules and the notes thereto, of the Acquired Company for the fiscal years ended 2002, 2003 and 2004, together with the report of PricewaterhouseCoopers LLP thereon, as are reasonably requested by Purchaser,
(b) sign and deliver to PricewaterhouseCoopers LLP any representation letters reasonably required in accordance with customary audit practices in connection with such audited financial statements and (c) use its commercially reasonable efforts to cause PricewaterhouseCoopers LLP to provide their consent to the references to them as experts and the inclusion in any applicable filings of their auditor's reports; provided, that Purchaser shall bear any and all costs associated with the foregoing activities. In addition, Seller shall consent to Purchaser's access to the work papers, schedules, memoranda and other documents of PricewaterhouseCoopers LLP used or prepared by it in the course of the audit of such audited financial statements.

            (b) Seller agrees to use its commercially reasonable efforts to cause the officers, employees and advisors (including independent accountants and legal counsel) of the Acquired Company to provide cooperation in connection with the arrangement of the financing contemplated by the Financing Commitment, including, without limitation, reasonable cooperation with and participation in, meetings, due diligence sessions, road shows, the provision of information, the rating agency process, the preparation of confidential lender information memoranda, offering memoranda, private placement memoranda, prospectuses and similar documents, and reasonable assistance with respect to obtaining customary closing certificates, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by any agent, arranger, lender, underwriter, initial purchaser or placement agent with respect to all or a portion of such financing; provided, however, that the foregoing activities shall not unreasonably interfere with the performance of such Person's duties in connection with the Business; provided, further, that Purchaser shall bear all costs and expenses associated with the foregoing; and provided, further, that to the extent Seller or any of its Affiliates incurs any out-of-pocket costs in connection with the foregoing, Purchaser shall promptly reimburse Seller or such Affiliate, as applicable, for such out-of-pocket costs.

      5.18 Indemnification of Members of Committee. From and after the date hereof, Seller shall indemnify, hold harmless and defend each Person who serves as a member on the Committee against all Damages or expenses (including reasonable attorneys' fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) of such Person, or any of them, in their capacity as members on the Committee.

      5.19 Code Section 280(G). The Contemplated Transactions together with the transactions contemplated by the Stock Purchase Agreement dated of even date herewith between Parent, Seller and Purchaser regarding EmCare Holdings Inc. will not result in a change in ownership of a substantial portion of the assets of Parent within the meaning of Code Section 280G and will not trigger the application of Code Section 280G to any payments (within the meaning of Code
Section 280G) to be made to the Acquired Company Employees in connection with such transactions.

      5.20 Purchaser Financing. Purchaser shall notify Seller of any Substitute Financing Commitment and will provide Seller with a copy of such Substitute Financing Commitment prior to entering into such commitment. Purchaser shall use its commercially reasonable efforts to obtain the financing contemplated by the Financing Commitment.

      5.21 Lender Consent. Seller shall use its commercially reasonable efforts to obtain the Required Consents from the requisite lenders under the Senior Secured Credit Facility within 15 Business Days of the date of this Agreement as contemplated pursuant to Sections 6.01(i) and 6.02(m).

      5.22 GE Master Lease.

            (a) The Acquired Company is a party to that certain Master Lease Agreement, dated as of August 17, 2001, with General Electric Capital Corporation (the "GE Master Lease"). Pursuant to the terms of the GE Master Lease, an Affiliate of Seller has guaranteed the Acquired Company's obligations under the GE Master Lease (the "GE Master Lease Guarantee"). Purchaser shall use its commercially reasonable efforts to cause General Electric Capital Corporation to release such Affiliate from all obligations under the GE Master Lease Guarantee and the GE Master Lease. In addition, Purchaser shall and Purchaser shall cause the Acquired Company and the Subsidiaries and EmCare Holdings Inc. and its subsidiaries to, jointly and severally, indemnify and hold harmless Seller and its Affiliates from and after the Closing for any Damages arising out of or relating to the GE Master Lease Guarantee.

            (b) Purchaser shall not renew or extend the term of, or add additional equipment under, the GE Master Lease unless the GE Master Lease Guarantee has been fully released and Parent has no Liabilities thereunder.

      5.23 Leases. Seller and Parent hereby agree to, jointly and severally, indemnify Purchaser for all costs and expenses (including, without limitation, increases in rental payments for the remaining term of the Subject Lease, moving expenses and any termination fees associated with the cancellation of the Subject Lease) incurred by Purchaser, the Acquired Company or any Subsidiary in connection with leasing substantially similar premises to the premises currently leased pursuant to the Subject Leases as a result of Seller's failure to obtain any Consent required prior to Closing from any third-party required under or otherwise necessary to avoid any breach, default, violation of any anti-assignment clause, cancellation or acceleration or triggering of rights under the Subject Leases.

                                  ARTICLE VI.
                              CONDITIONS TO CLOSING

      6.01 Conditions to Obligations of Seller. The obligations of Seller to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

            (a) Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Purchaser under this Agreement at or prior to the Closing.

            (b) The representations and warranties of Purchaser in Article IV of this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty that is qualified as to materiality shall be true and correct, and any such representation or warranty not so qualified shall be true and correct in all material respects, as of such date).

            (c) Seller shall have received from Purchaser the Purchase Price pursuant to Section 1.02.

            (d) Seller shall have received from Purchaser a certificate signed by an appropriate officer of Purchaser as to Purchaser's compliance with the conditions set forth in paragraphs (a) and (b) of this Section 6.01.

            (e) No Order or Law shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that makes the consummation of the Contemplated Transactions illegal.

            (f) All filings required by any Governmental Authority under applicable Laws shall have been made and any required waiting period under such Laws applicable to the Contemplated Transactions (including the waiting period under the HSR Act, if applicable) shall have expired or been earlier terminated.

            (g) All Consents required from (i) any Governmental Authority; (ii) the PBGC pursuant to the PBGC Settlement Agreement; and (iii) the requisite lenders under the Senior Secured Credit Facility shall have been obtained, given or made and shall be in full force and effect.

            (h) Simultaneous with the Closing, Purchaser and Seller shall have consummated the transactions contemplated pursuant to the EmCare Stock Purchase Agreement.

            (i) All Consents required from the requisite lenders under the Senior Secured Credit Facility shall have been obtained, it being agreed that the provisions contained in Article I obligating Seller to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser to purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Shares shall not become effective until such time as Seller has obtained such required Consents.

      6.02 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

            (a) Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Seller under this Agreement at or prior to the Closing.

            (b) Each of the representations and warranties of Seller contained in Sections 2.01, 3.01 (first sentence only), 3.02 and 3.03(a) (last sentence) shall be true and correct at and as of the Closing Date as though restated on and as of such date. Each of the representations and warranties of Seller in Articles II and III of this Agreement (other than Section 3.06(a)) that are qualified as to materiality or Material Adverse Effect shall be true and correct, and those that are not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though restated on and as of such date (except in the case of any such representation or warranty that by its terms is made as of a date specified therein, in which case such representation or warranty that is qualified as to materiality shall be true and correct, and any representation or warranty not so qualified shall be true and correct in all material respects, as of such date, and except in the case of the representations and warranties contained in Section 3.13, which, notwithstanding how such representations and warranties are qualified as to materiality, shall not be deemed to be a failure of any condition set forth in this Section 6.02(b), unless such representations and warranties are not true and correct and the failure to be true and correct is reasonably expected to result in a Material Adverse Effect).

            (c) Purchaser shall have received from Seller either (i) UCC termination statements and other documentation reasonably necessary to evidence
(A) the PBGC's release of all of its Liens on the stock of and assets owned by the Acquired Company and the Subsidiaries and (B) the release of the Acquired Company and the Subsidiaries as guarantors under the PBGC Settlement Agreement or (ii) a payoff letter agreement from the PBGC releasing such liens and the Acquired Company and the Subsidiaries as guarantors under the PBGC Settlement Agreement and agreeing to execute such documentation reasonably necessary to evidence such release, together with evidence reasonably satisfactory to Purchaser and to the agent for the lenders providing the financing contemplated by the Financing Commitment that all conditions to effectiveness of the release contemplated in any such letter have been satisfied.

            (d) Purchaser shall have received from Seller either (i) UCC termination statements and other documentation reasonably necessary to evidence the release of (A) all of the Liens on the stock of and assets owned by the Acquired Company and the Subsidiaries granted pursuant to the Senior Secured Credit Facility and (B) the Acquired Company and the Subsidiaries as Guarantors (as defined in the Senior Secured Credit Facility) under the Senior Secured Credit Facility or (ii) a letter agreement from the Collateral Agent (as defined in the Senior Secured Credit Facility) releasing such Liens and the Acquired Company and the Subsidiaries as Guarantors (as defined under the Senior Secured Credit Facility) under the Senior Secured Credit Facility and agreeing to promptly execute such documentation reasonably necessary to evidence such release, together with evidence reasonably satisfactory to Purchaser and to the agent for the lenders providing the financing contemplated by the Financing Commitment that all conditions to effectiveness of the release contemplated in any such letter have been satisfied.

            (e) Purchaser shall have received the documents referred to in
Section 1.04.

            (f) Purchaser shall have received from Seller a certificate signed by an appropriate officer of Seller as to Seller's compliance with the conditions set forth in paragraphs (a) and (b) of this Section 6.02.

            (g) No Order or Law shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that makes the consummation of the Contemplated Transactions illegal.

            (h) All filings required by any Governmental Authority under applicable Laws shall have been made and any required waiting period under such Laws applicable to the Contemplated Transactions (including the waiting period under the HSR Act, if applicable) shall have expired or been earlier terminated.

            (i) All Consents indicated by an asterisk (*) on the Consents and Approvals Schedule shall have been obtained, given or made and shall be in full force and effect.

            (j) Purchaser shall have received from Seller a certificate signed in accordance with the requirement of Regulation Section 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code.

            (k) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

            (l) There shall not be pending or threatened any Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions; (ii) relating to the Contemplated Transactions and seeking to obtain from Purchaser, the Acquired Company or any Subsidiary any damages that may be material to Purchaser; (iii) seeking to prohibit or limit in any material respect Purchaser's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Acquired Company; or (iv) seeking to compel Purchaser, the Acquired Company or any Subsidiary to dispose of or hold separate any material asset, as a result of the Contemplated Transactions. There shall not be pending or threatened any Proceeding by a Governmental Authority which would materially and adversely affect the right of the Acquired Company and the Subsidiaries to own the Assets or operate the Business.

            (m) All Consents required from the requisite lenders under the Senior Secured Credit Facility shall have been obtained, it being agreed that the provisions contained in Article I obligating Seller to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser to purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Shares shall not become effective until such time as Seller has obtained all such required Consents.

            (n) Purchaser shall not have failed to obtain the debt financing contemplated by the Financing Commitment as a result of (i) the exercise by (A) the Lead Arranger (as defined in the BofA Financing Commitment) of the "market-out" pursuant to paragraph (vii) of Exhibit C to the BofA Financing Commitment or (B) the lead arranger or lenders under the Substitute Financing Commitment of the "market out" in the Substitute Financing Commitment, which "market out" condition shall be no less favorable to Purchaser than the condition in the BofA Financing Commitment referenced in (A) above; or (ii) the determination by the lenders or the lead arranger in the Financing Commitment that the Bank MAE Conditions have not been satisfied; provided, that Purchaser shall have used its commercially reasonable efforts to dissuade the lead arranger and/or lenders under the Financing Commitment from exercising such market-out or from making such determination.

            (o) Simultaneous with the Closing, Purchaser and Seller shall have consummated the transactions contemplated pursuant to the EmCare Stock Purchase Agreement.

            (p) Purchaser shall have received from Seller either (i) documentation reasonably necessary to evidence the release of the Acquired Company and the Subsidiaries as Guarantors (as defined in the Indenture) under the Indenture and the Notes (as defined in the Indenture) or (ii) a letter agreement from the Trustee (as defined in the Indenture) releasing the Acquired Company and the Subsidiaries as Guarantors (as defined in the Indenture) under the Indenture and the Notes (as defined in the Indenture) and agreeing to execute such documentation reasonably necessary to evidence such release.

            (q) All Consents required from the PBGC pursuant to the PBGC Settlement Agreement; and (iii) the requisite lenders under the Senior Secured Credit Facility shall have been obtained, given or made and shall be in full force and effect.

                                  ARTICLE VII.
                                   TERMINATION

      7.01 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

            (a) by the mutual written agreement of Purchaser and Seller;

            (b) by either Purchaser or Seller by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to March 31, 2005 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

            (c) by either Seller or Purchaser if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Contemplated Transactions or (ii) an Order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions contemplated hereby, and such Order shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause 7.01(c)(ii) shall have used its reasonable commercial efforts to remove such Order, and such party shall have complied with its obligations under Section 5.03; and

            (d) by either Seller, on the one hand, or Purchaser, on the other hand, upon a material breach by the other of any of its obligations under this Agreement, which breach has not been cured within twenty (20) days after notice thereof has been provided to the breaching party; provided that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by the party seeking to terminate this Agreement.

      7.02 Effect of Termination. If this Agreement is terminated as permitted under Section 7.01, such termination shall be without liability to any party to this Agreement or to any Affiliate, or their respective stockholders, directors, officers, employees, agents, advisors or representatives, and following such termination no party shall have any liability under this Agreement or relating to the Contemplated Transactions by this Agreement to any other party; provided, that no such termination shall relieve any party that has willfully breached any provision of this Agreement from Liability for such breach, and any such breaching party shall

(A) reimburse the non-breaching party for all fees, costs and expenses incurred by such non-breaching party in connection with this Agreement and the transactions contemplated hereby, including but not limited to, fees and expenses of investment bankers, accountants, and attorneys and (B) remain fully liable for (i) any and all Damages incurred or suffered by another party to this Agreement as a result of such breach and (ii) any other relief a court deems appropriate. The provisions of this Section 7.02 and the Confidentiality Agreement shall survive any termination of this Agreement and shall remain in full force and effect. Payments for reimbursements pursuant to this Section 7.02 shall be made in cash no later than five (5) days following delivery by the party entitled to such reimbursement to the other party, of a written notice setting forth the amount to be reimbursed.

                                 ARTICLE VIII.
                                INDEMNIFICATION

      8.01 Indemnification by Seller and Parent.

            (a) From and after the Closing Date, Seller and Parent, jointly and severally, agrees to indemnify, defend and save Purchaser and its officers, directors, partners, stockholders, employees, agents, advisors, controlling Persons and Affiliates and their respective heirs, successors and assigns (each, a "Purchaser Indemnified Party"), harmless from and against, and will pay to each Purchaser Indemnified Party, the amount of all losses, liabilities, claim, actions, causes of action, awards, judgments, payments, costs, expenses, interest, penalties, fines and other damages (except for consequential, punitive, special and incidental damages and diminution in value), all costs and expenses of investigating and defending any Proceeding and any appeal therefrom (including reasonable attorneys' fees) and all amounts paid incident to any compromise or settlement of any such Proceeding, in each case, whether or not involving a third-party claim (collectively, "Damages"), arising out of or relating to:

                  (i) any inaccuracy or breach of any representation or warranty of Seller or Parent contained in this Agreement or any Other Seller Document;

                  (ii) any non-compliance with or breach by Seller or Parent at or prior to Closing of any covenant or obligation of Seller or Parent contained in this Agreement or any Other Seller Document;

                  (iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller, the Acquired Company, or any Subsidiary (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

                  (iv) any Action against the Acquired Company or any Subsidiary by any Person in the jurisdictions of Texas or Oregon arising out of both (A) the Acquired Company's or a Subsidiary's Business prior to May 15, 2002; and (B) the matters subject to the investigation involving the January 2002 or May 2004 subpoenas received by the Acquired Company or a Subsidiary from the Department of Health and Human Services, the Office of Inspector General, as such investigation may develop (the "Section 8.01(a)(iv) Matters");

                  (v) any Action against the Acquired Company or any Subsidiary by any Person for violation of 42 U.S.C. Section 1320a-7b(b) or 31 U.S.C.
Section 3729, et. seq. relating to the discounting practices of the Acquired Company or any Subsidiary prior to May 15, 2002, whether or not the Action relates to one or more other Laws or practices (the "Section 8.01(a)(v) Matters"); or

                  (vi) any qui tam Action existing as of the Closing Date (A) Known to Seller at the date of this Agreement and which Seller, the Acquired Company or any Subsidiary is prohibited from disclosing to Purchaser as of the date of this Agreement pursuant to an applicable Order or (B) of which Seller obtains Knowledge after the date of this Agreement and on or before the Closing Date and Seller, the Acquired Company or any Subsidiary is prohibited from disclosing to Purchaser pursuant to an applicable Order (the "Section 8.01(a)(vi) Matters" and together with the Section 8.01(a)(iv) Matters and the
Section 8.01(a)(v) Matters, the "Special Indemnity Matters").

Notwithstanding anything in this Agreement to the contrary, with respect to (v) above, if any Action brought against the Acquired Company or a Subsidiary by any Person for violation of 42 U.S.C. Section 1320a-7b(b) or 31 U.S.C. Section 3729, et. seq. relates to the discounting practices of the Acquired Company or any Subsidiary prior to May 15, 2002 and relates to one or more other Laws or practices, then only that portion of the Action, and the Damages associated therewith, that relates to the discounting practices of the Acquired Company or any Subsidiary prior to May 15, 2002 shall be deemed to be Special Indemnity Matters.

            (b) Notwithstanding anything in this Agreement to the contrary, the sole recourse of any Purchaser Indemnified Party for any and all Damages relating to or arising from the matters set forth in Section 5.12 shall be controlled by Section 8.03.

      8.02 Indemnification by Purchaser.

            (a) From and after the Closing Date, Purchaser agrees to indemnify, defend and save Seller, Parent and their respective officers, directors, partners, stockholders employees, agents, advisors, controlling Persons and Affiliates and their respective heirs, successors and assigns (each, a "Seller Indemnified Party"), harmless from and against, and will pay to each Seller Indemnified Party, the amount of all Damages arising out of or relating to:

                  (i) any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or any Other Purchaser Document;

                  (ii) any non-compliance with or breach of any covenant or obligation of Purchaser contained in this Agreement or any Other Purchaser Document; or

                  (iii) Purchaser's conduct of the Business after the Closing Date, except to the extent that any such Damages are the subject of indemnification by Seller pursuant to Section 8.01 or to the extent it involves Seller's or a Related Person or Seller's conduct after the Closing Date; or

                  (iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

            (b) Notwithstanding anything in this Agreement to the contrary, the sole recourse of any Seller Indemnified Party for any and all Damages relating to or arising from the matters set forth in Section 5.12 shall be controlled by
Section 8.03.

      8.03 Tax Indemnification.

            (a) From and after the Closing, each of Seller and Parent, jointly and severally, shall indemnify, save and hold harmless the Purchaser from and against (i) all liability for U.S. federal Income Taxes, Significant Non-Federal Income Taxes or vehicle transfer Taxes of the Acquired Company and the Subsidiaries for all Pre-Closing Tax Periods and (ii) any and all Damages arising out of, resulting from or incident to any breach by the Seller of any covenant contained in Section 5.12.

            (b) From and after the Closing, Purchaser shall indemnify, save and hold harmless the Seller Indemnified Parties from and against (i) all liability for U.S. federal Income Taxes or Significant Non-Federal Income Taxes of the Acquired Company and the Subsidiaries for any Post-Closing Tax Period and (ii) any and all Damages arising out of, resulting from or incident to the breach by Purchaser of any covenant contained in Section 5.12.

            (c) In the case of any Straddle Period, the Income Taxes of the Acquired Company and the Subsidiaries for any Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

            (d) If an audit, investigation, claim, litigation or other proceeding is initiated by any Governmental Authority with respect to Taxes, which might result in an indemnity payment to a party pursuant to this Article VIII (a "Tax Proceeding"), the notice provisions set forth in Section 8.04(a) shall apply.

            (e) With respect to any Tax Proceeding relating to a Tax Period ending on or prior to the Closing Date, each of Seller and Parent shall, upon written notification to Purchaser, control and have the right to settle all proceedings and may make all decisions taken in connection with such Tax Proceeding (including selection of counsel) at its own expense. Seller, Parent and Purchaser shall jointly control all Tax Proceedings relating to Taxes of the Acquired Company and the Subsidiaries for a Straddle Period, and neither Seller, Parent nor Purchaser shall have the right to settle any such proceeding without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Purchaser shall control at its own expense and have the right to settle all Tax Proceedings relating to a tax period beginning after the Closing Date. A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Proceeding which it is entitled to control or jointly control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding. Notwithstanding the foregoing, neither party will settle any Tax Proceeding which would materially increase the other party's taxable income without the consent of the other party, which consent shall not be unreasonably withheld or delayed. For purposes of the previous sentence, any reduction in net operating losses or interest carryovers described in Code Section 163(j)(1(B) available to a party shall not be deemed to increase taxable income.

            (f) Each of Seller's and Parent's indemnity obligation in respect of Taxes for a Pre-Closing Tax Period shall initially be effected by their payment to Purchaser of the excess of: (i) any such Taxes for a Pre-Closing Tax Period (as may be evidenced by any Tax Return prepared by Purchaser in accordance with Section 5.12(a) or as otherwise indicated in a written notice prepared by Purchaser) over (ii) the amount of such Taxes paid by Seller or any of their Affiliates (other than the Acquired Company and the Subsidiaries) at any time plus the amount of such Taxes paid by the Acquired Company and the Subsidiaries on or prior to the Closing Date. Seller or Parent shall pay such excess to Purchaser within ten (10) days after written demand is made by Purchaser (but not earlier than five (5) days before the date on which Taxes for the relevant Tax Period are required to be paid to the relevant Governmental Authority). If the amount of any such Taxes paid by Seller or Parent any of their Affiliates (other than the Acquired Company and the Subsidiaries) at any time plus the amount of such Taxes paid by the Acquired Company and the Subsidiaries on or prior to the Closing Date exceeds the amount of such Taxes for the Pre-Closing Tax Period, Purchaser shall pay to Seller the amount of such excess within ten
(10) days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Governmental Authority. In the case of a Tax that is contested in accordance with the provisions of Section 8.03(e), payment of the Tax to the appropriate Governmental Authority shall not be considered to be due until the earlier of (i) the date on which the Tax is paid by the party controlling the Tax Proceeding and (ii) the date a final determination to such effect is made by the appropriate Governmental Authority or court.

      8.04 Indemnification Process. The party or parties making a claim for indemnification under this Article VIII shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such Claims are asserted under this Article VIII shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party". Except as otherwise set forth in Section 8.03(e), all Claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

            (a) In the event that (i) any Proceeding is asserted or instituted by any Person other than the parties to this Agreement or their Affiliates which would reasonably be expected to give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a "Direct Claim" and, together with Third Party Claims, "Claims"), the Indemnified Party shall promptly, and in any event no more than fifteen (15) days following receipt of notice of such Proceeding, send to the Indemnifying Party a written notice specifying the nature of such Proceeding and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Proceeding) (a "Claim Notice"), provided, that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the Damages for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnifying Party proper notice.

            (b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to employ one separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of joint counsel for the Indemnifying Party and the Indemnified Party would be inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel) or (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate reasonably with the Indemnifying Party and its counsel in contesting any Proceeding which the Indemnifying Party defends, or, if appropriate and related to the Proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. If the Indemnifying Party assumes the defense of a Proceeding: (i) it will be conclusively established for purposes of this Agreement that the Claims made in that Proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such Claims may be effected by the Indemnifying Party without the Indemnified Party's consent (which consent may be withheld in the Indemnified Party's sole and absolute discretion following a reasonable determination by the Indemnified Party that the conditions specified in (A) or
(B) have been satisfied) if (A) there is a finding or admission of any violation of Law which results, or would reasonably be expected to result, in a material change in the operation of the Business in any jurisdiction in which the Acquired Company or any Subsidiary conducts material business or results, or would reasonably be expected to result, in the inability or material limitation on such Person's ability to participate in governmental reimbursement programs or (B) such compromise or settlement provides for a material change in the operation of the Business in any jurisdiction in which the Acquired Company or any Subsidiary conducts material business. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within thirty days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

            (c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 30 Business Days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

            (d) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party's representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 8.04(d) which is designated as confidential by an Indemnified Party.

            (e) Notwithstanding anything to the contrary contained in this Agreement, in the event of a Third Party Claim relating to the Special Indemnity Matters, the members on the Special Committee, acting unanimously (after consideration of the recommendations made by Parent and Purchaser), shall appoint counsel to represent Seller, Parent and Purchaser in connection with such Third Party Claim and the costs of such counsel shall be shared equally between Seller and Parent, on the one hand, and Purchaser, on the other hand. Notwithstanding the Special Committee's right to appoint counsel to represent Seller, Parent and Purchaser in connection with such Third Party Claim, each of Seller and Parent, on the one hand, and Purchaser, on the other hand, shall have the right to employ one separate counsel, if the use of joint counsel for Seller and Parent and Purchaser would be inappropriate in the reasonable judgment of Seller and Parent or Purchaser, as applicable (upon and in conformity with advice of counsel); provided, that if Seller and Parent or Purchaser, as applicable, exercises such right, such party shall bear the reasonable fees, costs and expenses of such separate counsel. Notwithstanding anything to the contrary contained in this Agreement, any compromise or settlement of any Claims related to the Special Indemnity Matters (A) involving Damages in the Primary Layer may be effected with the consent of a majority of the members of the Special Committee; and (B) involving Damages in or in excess of the Secondary Layer may be effected by Seller and/or Parent, in their sole discretion, after consultation with Purchaser. Notwithstanding the foregoing, any compromise or settlement of any Claims related to the Special Indemnity Matters that (A) involves a finding or admission of any violation of Law which results in a material change in the operation of the Business in the jurisdiction in which the Proceeding relates or results in the inability or material limitation on the Purchaser's, Acquired Company's or any Subsidiary's ability to participate in governmental reimbursement programs or (B) provides for a material change in the operation of the Business in the jurisdiction in which the Proceeding relates, may not be effected without the consent of a majority of the members of the Special Committee.

            (f) Environmental Procedures. With respect to Seller's and Parent's indemnification obligations relating in any way to Section 3.13, the following additional provisions shall apply:

                  (i) If such Claim relates to the Release of a Hazardous Substance at, on or under the real property that the Acquired Company or any Subsidiary currently or formerly owned or leased, the necessity for any investigation or remediation ("Corrective Action") shall be determined pursuant to the Environmental Laws in effect at the Closing. If Corrective Action is, or may be required, in addition to providing access pursuant to Section 8.04(d), and for no additional consideration, Purchaser shall permit and provide access to

Seller to conduct its own investigation, testing or Corrective Action with respect to the matter, provided that such access shall not unreasonably interfere with the operations of the Business;

                  (ii) Purchaser and Seller shall provide the other with the results, including analytical data, of any investigation or testing conducted by either of them, or, if available, any third party. Purchaser shall also provide to Seller a copy of all Purchaser communications to or from any Governmental Authority, including information or reports, with regard to any matter related to Hazardous Materials that may constitute a Claim;

                  (iii) Except as may otherwise be required by Law, Purchaser shall not contact any Governmental Authority with respect to the subject matter of the indemnification Claim without prior notice to, and consultation with, Seller. Purchaser shall, if practicable, provide Seller a reasonable opportunity to participate in any discussions or negotiations with any Governmental Authority concerning such matter;

                  (iv) If Corrective Action is required under Environmental Laws with respect to any indemnity Claims, Purchaser shall give Seller a reasonable opportunity to develop and implement a plan of Corrective Action, such plan to be subject to Purchaser's approval (not to be unreasonably withheld), and, if requested, reasonably cooperate with Seller (at Seller's cost) in the development and implementation of such plan on a cost-effective basis;

                  (v) Purchaser shall reasonably cooperate with Seller in performing such tasks as Seller and its technical professionals and representatives may reasonably request as being necessary to complete any Corrective Action being undertaken by Seller. Without limiting the scope of the foregoing, Purchaser shall cause its employees to reasonably cooperate with Seller, its agents, employees and technical professionals;

                  (vi) Notwithstanding any of the foregoing, Seller shall have no obligation to indemnify the Purchaser for (A) any Damages relating to any Hazardous Material which was Released (i) after the Closing Date, or (ii) which would not require remediation under, any Environmental Laws as in effect on the Closing Date; or (B) any remediation costs in excess of the minimum costs reasonably required to comply with Environmental Laws as in effect on the Closing Date, it being expressly acknowledged that Seller is responsible for Corrective Action only to the extent necessary to obtain closure or a "no further action" designation to commercial background standards;

provided, however, the foregoing provisions (i) - (vi) shall only apply to a specific situation as to which it is reasonably foreseeable that Seller and/or Parent will have liability for indemnifiable Damages with respect to such situation.

            (g) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

      8.05 Special Environmental Inspection Provision.

            (a) Seller and Parent acknowledge that Purchaser shall have the right, but not obligation, to undertake a Phase I environmental inspection of any of the properties listed on the Inspection Properties Schedule, so long as such inspection is not prohibited by applicable lease terms (the "Inspection Properties"). If Purchaser exercises such right, Seller agrees to reimburse Purchaser for one-half of the costs paid to the consultant conducting and preparing the Phase I environmental inspection. For these purposes, Seller hereby grants to Purchaser, its consultants, agents or assigns, upon three (3) days' written notice, a license and full right of entry upon such Inspection Properties to conduct a Phase I environmental inspection of such Inspection Properties up and until five (5) Business Days prior to the Closing Date. All such access shall be granted during normal business hours and occur under conditions which will not unreasonably interfere with the operations of the Business. As a condition precedent to such access to the Inspection Properties, Purchaser shall deliver to Seller a certificate of insurance naming Seller as an additional insured, evidencing commercial general liability insurance on an occurrence basis, with a minimum coverage equal to CDN$2,000,000. Purchaser shall permit Seller's authorized representative to be present during the Phase I environmental inspection of any of the Inspection Properties and shall deliver to Seller, at no additional cost, copies of any reports, studies or assessments relating to any Phase I environmental inspection that is conducted at the Inspection Properties by Purchaser or its employees, agents or representatives, within two (2) Business Days receipt by Purchaser, or within two (2) Business Days prior to the Closing Date, whichever is sooner.

            (b) The Phase I report and any information generated in connection therewith shall be treated by Purchaser as confidential information subject to the terms of the Confidentiality Agreement. In the event the Closing does not occur, the Phase I reports and any information generated in connection therewith shall continue to be deemed confidential information and remain subject to the Confidentiality Agreement.

            (c) Purchaser hereby indemnifies, defends and holds Seller, harmless from and against any and all Damages resulting from any negligence or willful misconduct by Purchaser and its employees, agents and representatives in their activities pursuant to Section 8.05(a). Purchaser's indemnity obligations hereunder shall survive the Closing or earlier termination of this Agreement.

            (d) If the Phase I environmental inspection reveals an environmental condition that relates to a Release or potential Release of a Hazardous Substance at, on or under the Inspection Properties which requires further investigation, Seller and Parent, jointly and severally, hereby agrees to indemnify Purchaser for fifty percent (50%) of the reasonable costs necessarily required and incurred by Purchaser for Corrective Action, but only to the extent the conditions giving rise to such matter require Corrective Action under applicable Environmental Laws, and then only to the extent necessarily required to bring the property into compliance with Environmental Laws as in effect on the Closing Date.

            (e) Notwithstanding anything to the contrary contained in this Agreement, Seller and Parent shall have no obligation to indemnify Purchaser for
(A) any Corrective Action relating to any Hazardous Material which was Released
(i) after the Closing

Date, or (ii) which would not require remediation under, any Environmental Laws as in effect on the Closing Date; (B) any Corrective Action in excess of the minimum costs reasonably required to comply with Environmental Laws as in effect on the Closing Date; it being expressly acknowledged that Seller is responsible for Corrective Action only to the extent necessary to obtain closure or a "no further action" designation to commercial standards; or (C) any item of concern identified in the Phase I that does not relate to a Release or potential Release of a Hazardous Substance. Further, Seller's obligation to indemnify Purchaser under this section shall terminate as to any Inspection Property on the date that is eighteen months after the date of completion of the applicable Phase I, unless Purchaser has commenced a Phase II investigation with respect to that Inspection Property and then, if a Phase II investigation has been commenced, such duty to indemnify shall survive with respect to that Inspection Property until such time that the Corrective Action is complete. For properties on which no Phase I assessment is performed prior to Closing, this Section 8.05 shall not apply.

      8.06 Limitations on Claims.

            (a) Liability Thresholds. Notwithstanding anything in this Article VIII to the contrary, indemnification with respect to Claims arising out of a breach of Seller's or Parent's representations and warranties or a breach of Purchaser's representations and warranties, or a breach by Seller or Parent of
Section 5.11, shall not be available pursuant to this Article VIII unless and until the aggregate amount of indemnifiable Damages asserted against Seller and Parent, on the one hand, or Purchaser, on the other, as applicable, under this
Article VIII equals or exceeds the Liability Threshold. Once the Liability Threshold for such Damages has been reached, the Indemnified Party shall be entitled to the benefit of the indemnity under this Article VIII for such Claims, subject to Section 8.06(c) hereof, only to the extent in excess of such Liability Threshold.

            (b) Liability Limitation. Notwithstanding anything to the contrary contained in this Agreement, the aggregate cumulative liability of Seller and Parent, on the one hand, or Purchaser, on the other, for indemnifiable Damages shall not exceed 15% of the Purchase Price (without giving effect to the adjustment provisions set forth in Section 1.05 hereof)(the "Cap"); provided, however, the aggregate cumulative liability of Seller and Parent for indemnifiable Damages with respect to the Special Indemnity Matters shall not exceed 20% of the Purchase Price (without giving effect to the adjustment provisions set forth in Section 1.05 hereof and less any amounts paid to Purchaser for indemnifiable Damages pursuant to Sections 8.01(a)(i)-(iii) (the "Special Indemnity Cap"). For the avoidance of doubt, once the Cap for Damages has been reached, the Purchaser Indemnified Parties shall only be entitled to the benefit of the indemnity with respect to the Special Indemnity Matters for an amount equal to the difference between the Special Indemnity Cap and the Cap.

            (c) Exceptions to Liability Threshold and Cap.

                  (i) Notwithstanding anything to the contrary contained in this Agreement, (A) neither the Liability Threshold nor the Cap shall apply to: (1) indemnification with respect to the matters described in Section 8.01(a)(iii),
(2) any Liability under Title IV of ERISA or Section 412 of the Code with respect to any pension plan (within the meaning of Section 3(2) of ERISA) maintained by Seller or any trade or business which is treated as a single employer with Seller (other than the Acquired Company and the Subsidiaries) under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA, or (3) Claims based on fraud on the part of Seller or Parent, and (B) each of Seller and Parent shall be jointly and severally liable for all Damages with respect to such matters and Claims.

                  (ii) Notwithstanding anything to the contrary contained in this Agreement, neither the Liability Threshold nor the Cap shall apply to indemnification with respect to the matters described in Section 8.02(a)(iv) or to Claims based on fraud on the part of Purchaser, and Purchaser shall be liable for all Damages with respect to such matters and Claims.

                  (iii) Notwithstanding anything to the contrary contained in this Agreement, with respect to the Special Indemnity Matters, (A) each of Seller and Parent, on the one hand, and Purchaser, on the other hand, shall bear 50% of the indemnifiable Damages in the Primary Layer; (B) Seller and Parent shall bear 90% and Purchaser shall bear 10% of the indemnifiable Damages in the Secondary Layer; and (C) Seller and Parent shall bear 100% of the indemnifiable Damages in excess of the Secondary Layer, subject to the Special Indemnity Cap. The Liability Threshold shall not apply to the Special Indemnity Matters.

                  (iv) Notwithstanding anything to the contrary contained in this Agreement, neither the Liability Threshold nor the Cap shall apply to indemnification with respect to the matters described in Section 8.03; provided, however, that such matters shall be subject to the indemnification limitations set forth in the definition of "Significant Non-Federal Income Tax."

                  (v) Notwithstanding anything to the contrary contained in this Agreement, neither the Liability Threshold nor the Cap shall apply to indemnification with respect to the matters described in Section 8.05.

            (d) Adjustments to Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnified Party shall be entitled to indemnification under Sections 8.01(a) or 8.03(a) hereof to the extent Purchaser has otherwise been compensated on a dollar-for-dollar basis by reason of a downward adjustment (made pursuant to Section 1.05 hereof) in the Purchase Price relative to what it would have been absent such loss.

            (e) Net Damages. Notwithstanding anything contained herein to the contrary, the amount of any Damages incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds actually received by the Indemnified Party (or any of its Affiliates) with respect to such Damages (net of any retroactive-premiums or other costs incurred by the Indemnified Party or its Affiliates), (ii) any Tax benefit actually realized by the Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Damages (net of the Tax costs to be borne by the Indemnified Party by reason of the receipt of such benefit) and (iii) any net recoveries actually obtained by the Indemnified Party (or any of its Affiliates) from any other third party. Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries; provided, that such obligation on the party of the Indemnified Party shall not give the Indemnifying Party the right to delay any payment required to be paid by the Indemnifying Party pursuant to this Article

VIII. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Damages after an indemnification payment with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party's payment).

            (f) Survival of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and the covenants of Seller under Section 5.11 hereof shall survive the Closing for the applicable period set forth in this Section 8.06, and any and all Claims and causes of action for indemnification under this Article VIII arising out of the inaccuracy or breach of any representation or warranty of Seller or Purchaser must be made prior to the termination of the applicable survival period. All of the representations and warranties of Seller contained in this Agreement and any and all Claims and causes of action for indemnification under this Article VIII with respect thereto shall terminate eighteen (18) months following the Closing Date; provided that (a) the representations and warranties of Seller contained in Sections 2.01 (Ownership of Shares), 2.02 (Organization), 2.03 (Authority and Binding Effect), 3.01 (Organization), 3.02 (Capitalization), Section 3.03(a) (last sentence only) and 3.03(c) (Subsidiaries) shall survive indefinitely; (b) the representations and warranties of Seller contained in Section 3.17 (solely with respect to Income Taxes and wage withholding and payroll Taxes) and Section
3.19 shall survive until 90 days following the expiration of the applicable statute or similar period of limitations; (c) the representations and warranties of Seller contained in Section 3.13 shall survive until three (3) years following the Closing Date; (d) the representations and warranties of Seller contained in Section 3.10 (solely with respect to health care Laws), Section
3.11 (solely with respect to health care Laws) and Section 3.22, to the extent any Claims under such sections arise out of matters occurring prior to May 15, 2002, shall survive until seventy-two (72) months from May 15, 2002; and (e) the representations and warranties of Seller contained in Section 3.10 (solely with respect to health care Laws), Section 3.11 (solely with respect to health care
Laws) and Section 3.22, to the extent any Claims under such sections arise out of matters occurring after May 15, 2002, but prior to Closing, shall survive until three (3) years following the Closing Date; it being understood that in the event an Indemnified Party delivers notice of any claim for indemnification under Section 8.01(a), Section 8.02(a), Section 8.03(a) or Section 8.03(b) within the applicable survival period and such notice describes such Claims with reasonable specificity, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants of Seller under Section 5.11 shall survive for the same survival period as the underlying representation and warranty. If the Closing occurs, Purchaser will have no liability pursuant to Section 8.03 unless on or before eighteen months after the Closing Date, Seller notifies Purchaser of a claim in accordance with Section 8.06 hereof.

      8.07 Exclusivity of Indemnification Remedy. Except for (a) fraud, (b) agreements to be performed by the parties from and after the Closing Date, (c) covenants of the parties pursuant to Sections 5.02(b), 5.02(c), 5.06, 5.07, 5.08, 5.09, 5.14 (with respect to any Contracts entered into pursuant to Section 5.14), 5.16, 5.18, 5.19, 5.22 and 5.23 or (d) any equitable relief, including injunctive relief or specific performance, to which any party hereto may be entitled, from and after the Closing, the indemnification for Damages provided in this Article VIII shall be the sole and exclusive remedy of any party hereto with respect to this Agreement, any Other Seller Document or any Other Purchaser Document. Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations, but not the limitation provisions of this Article VIII, shall apply with respect to the matters referenced in (a) through (d) above. For the avoidance of doubt, any indemnification obligation of Seller and Parent for the matters referenced in (a) through (d) above shall be the joint and several obligation of Seller and Parent.

                                  ARTICLE IX.
                              DEFINITIONS AND TERMS

      9.01 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

      "Acquired Company" has the meaning specified in the Recitals.

      "Acquired Company Employees" has the meaning specified in Section 3.19(a).

      "Acquisition Transaction" has the meaning specified in Section 5.15(a).

      "Action" has the meaning specified in Section 3.10.

      "Additional Letters of Credit" has the meaning specified in Section
5.07(a).

      "Additional Performance Bonds" has the meaning specified in Section
5.09(a).

      "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of more than 50% of the voting securities, by contract or otherwise.

      "Agreement" means this Stock Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

      "Alternative Issuers" has the meaning specified in Section 5.09(a).

      "Applicable Rate" has the meaning specified in Section 1.05(f).

      "Assets" means the assets, properties and rights of every nature, kind and description, whether tangible or intangible, personal or mixed, which are (a) owned by the Acquired Company or any Subsidiary or in which the Acquired Company or any Subsidiary has any interest (including the right to use) or (b) used by the Acquired Company or a Subsidiary in the operation of the Business. Without limiting the foregoing, "Assets" includes all of the books and records (in whatever medium they are stored) of the Acquired Company and the Subsidiaries or otherwise relating to or arising from the conduct of their businesses.

      "Authority" means any Governmental Authority, any arbitrator or any public, private or industry regulatory authority, in each case whether Federal, state, local, municipal or foreign.

      "Bank MAE Conditions" means (a) conditions set forth in (1) paragraph (i) (excluding any determination made with respect to Holdings and/or the Borrower that is not derived from the Acquired Company or any Subsidiary or from EmCare Holdings Inc. and its subsidiaries to be acquired pursuant to the EmCare Stock Purchase Agreement); (2) paragraph (v); (3) paragraph (xi) (with respect to the penultimate sentence only); and (4) paragraph (xiii) of Exhibit C to the BofA Financing Commitment and (b) the comparable condition set forth in the Substitute Commitment Letter, which conditions shall be no less favorable to the Purchaser than the condition in the BofA Financing Commitment referenced in
(a)(1)-(4) above.

      "Benefit Plans" has the meaning specified in Section 3.19(a).

      "BofA Financing Commitment" has the meaning specified in Section 4.08.

      "Business" means the business of the Acquired Company and the Subsidiaries as it is conducted at the date of this Agreement.

      "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois or New York, New York are authorized or obligated by law or executive order to close.

      "Cap" has the meaning specified in Section 8.06(b).

      "Capital Budget" shall mean the capital budget of the Acquired Company and the Subsidiaries for the fiscal year ending August 31, 2005 attached hereto as Exhibit A.

      "CHAMPUS Program" means the Civilian Health and Medical Program of the Uniformed Services.

      "Claims" has the meaning specified in Section 8.04(a).

      "Claim Notice" has the meaning specified in Section 8.04(a).

      "Closing" has the meaning specified in Section 1.03.

      "Closing Balance Sheet" has the meaning specified in Section 1.05(a).

      "Closing Date" has the meaning specified in Section 1.03.

      "Closing Debt Schedule" has the meaning specified in Section 1.05(a).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Committee" means a committee comprised of Kevin Benson, Doug Carty, Bobby Le Blanc, an individual designated in writing from time to time by Purchaser and William Sanger. The Committee shall act only (i) at a meeting (in person or by telephone) held on notice to all members in which a majority of the members participate or (ii) by unanimous written consent.

      "Confidentiality Agreement" means that certain Letter Agreement, dated as of July 16, 2004, between Onex Partners Manager LP and Parent.

      "Consent" means any consent, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, clauses of declaration or filing with, or report or notice to or approval of, any Person, including, but not limited to, any Authority.

      "Consolidated Income Tax Returns" means all Tax Returns with respect to Income Taxes that are filed on a consolidated, combined or unitary basis.

      "Contemplated Transactions" means all of the transactions contemplated by this Agreement, the Other Seller Documents, and the Other Purchaser Documents, including (a) the Share Purchase and (b) the performance by the parties hereto of their respective obligations and covenants under this Agreement.

      "Contract" means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which the Acquired Company or any Subsidiary is a party or to which the Shares or any of the Assets of the Acquired Company or any Subsidiary are subject, whether oral or written, express or implied.

      "Corrective Action" has the meaning specified in Section 8.04(f)(i).

      "Covenant Failure" has the meaning specified in Section 5.11.

      "D&O Indemnitees" has the meaning specified in Section 5.06(a).

      "D&O Released Parties" has the meaning specified in Section 5.06(c).

      "Damages" has the meaning specified in Section 8.01(a).

      "Direct Claim" has the meaning specified in Section 8.04(a).

      "Disclosure Schedules" has the meaning specified in Article II.

      "EmCare Excess Net Worth Amount" means the "Excess Net Worth Amount" as defined in Section 1.05(c) of the EmCare Stock Purchase Agreement.

      "EmCare Net Worth Deficiency" means the "Net Worth Deficiency" as defined in Section 1.05(d) of the EmCare Stock Purchase Agreement.

      "EmCare Stock Purchase Agreement" means that certain stock purchase agreement dated as of the date hereof between Seller, Parent and Purchaser relating to the purchase by Purchaser of all of Seller's right, title and interest in and to the issued and outstanding shares of common stock, no par value, of EmCare Holdings Inc., a Delaware corporation.

      "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      "Environmental Conditions" means the Release into the environment of any pollution, including, without limitation, any contaminant, pollutant or other Hazardous Substance as a result of which the Acquired Company has or may reasonably be expected to become liable to any Person or by reason of which any Owned or Leased Property may reasonably be expected to suffer or be subjected to any Lien.

      "Environmental Laws" means any federal, state, district, or local Laws, regulations, ordinances, orders, permits and judgments, consent orders and common Law relating to the protection of the environment, including, without limitation, provisions pertaining to or regulating air pollution, water pollution, noise control, wetlands, water courses, natural resources, wildlife, Hazardous Substance, or any other activities or conditions which impact or relate to the environment or nature. Such Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Recovery Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C.
Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.
Section 11001 et seq., the Oil Pollution Act, 33 U.S.C. Section 2701 et seq., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., each as amended.

      "equity securities" means any stock membership interest, partnership interest, limited liability company interest or other instrument representing a right to the equity in any Person.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and interpretations issued thereunder.

      "ERISA Affiliate" means each corporation, trade or business which is treated as a single employer with the Company under Section 414 of the Code or
Section 4001(a) of ERISA.

      "Excess Debt Amount" has the meaning specified in Section 1.05(i).

      "Excess Net Worth Amount" has the meaning specified in Section 1.05(c).

      "Existing Letters of Credit" has the meaning specified in Section 5.07(a).

      "Existing Performance Bonds" has the meaning specified in Section 5.09(a).

            "Final Debt Amount" has the meaning specified in Section 1.05(b).

            "Final Net Worth Amount" has the meaning specified in Section
1.05(b).

            "Financing Commitment" means the BofA Financing Commitment or the Substitute Financing Commitment.

            "GAAP" means United States generally accepted accounting principles.

            "GE Master Lease" shall have the meaning specified in Section 5.22.

            "GE Master Lease Guarantee" shall have the meaning specified in
Section 5.22.

            "Governmental Authority" means any nation or government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, or any political subdivision thereof, any government authority, agency, department, board, commission or instrumentality of the United States or any political subdivision thereof and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

            "Governmental Authorization" means any Consent, Permit or waiver issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

            "Governmental Programs" means the Medicare and Medicaid Programs, the CHAMPUS Program, the TRICARE Program and such other similar federal or state health care reimbursement or financing programs.

            "HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

            "Hazardous Substance" means any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or otherwise hazardous substance or waste, including, without limitation, any quantity of asbestos, PCBs, crude oil, all forms of natural gas, petroleum products, by-products or derivatives, radioactive substance or material, waste waters, or sludges that are subject to regulation, control or remediation under any Environmental Laws.

            "Income Taxes" means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income and any liability for the payment of any of the foregoing amounts as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

            "Indemnified Party" has the meaning specified in Section 8.04.

            "Indemnifying Party" has the meaning specified in Section 8.04.

            "Indenture" means that certain Indenture, dated as of June 3, 2003, by and among Parent, the Guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, relating to the 10 3/4% Senior Notes due 2011.

            "Inspection Properties" has the meaning specified in Section
8.05(a).

            "Knowledge" or similar language shall mean the actual knowledge of
(i) Bill Sanger, Randy Owen, Todd Zimmerman, Alyse Hutchinson, Ron Thackery and Jason Standifird after reasonable inquiry by them of the Identified Persons (with respect to Seller), and (ii) Bobby Le Blanc, Michael Kahan, Josh Hausman, Justin MacCormack and Andrea Daly (with respect to Purchaser). As used herein, the term "Identified Persons" for purposes of any particular representation that is qualified by Knowledge means the Acquired Company Employees and any member (or members) of management of Seller having primary responsibility for the matters that are the subject of such representation.

            "Laidlaw Marks" has the meaning specified in Section 5.13.

            "Laws" means any law, statute, regulation, by-law, ordinance, rule, regulation, Order or decree of any Authority or the common law of any jurisdiction.

            "Lease" has the meaning specified in Section 3.08(c).

            "Leased Real Property" has the meaning specified in Section 3.08(c).

            "Letters of Credit" has the meaning specified in Section 5.07(a).

            "Lenders" has the meaning specified in Section 4.08.

            "Liability" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

            "Liability Threshold" means an amount equal to 1% of the Purchase Price (without giving effect to the adjustment provisions set forth in Section
1.05 hereof).

            "Licensed Intellectual Property" has the meaning specified in
Section 3.16(c).

            "Liens" means any lien, mortgage, easement, charge, restriction, claim, security interest, option or other Encumbrance.

            "Long Term Debt" means debt that would be required to be recorded on the consolidated balance sheet of the Acquired Company and its Subsidiaries pursuant to GAAP, consistent with past practices, including without limitation, capital leases and debt underlying mortgages.

            "Management Level Employee" means any employee (excluding administrative personnel) of the Acquired Company or any Subsidiary who is a direct report of the Chief Executive Officer or the President of the Acquired Company.

            "Material Adverse Change" means a change that has had a Material Adverse Effect.

            "Material Adverse Effect" means any change or effect that is, in the aggregate, material and adverse to (i) the business, financial condition or results of operations of the Acquired Company and the Subsidiaries, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement, provided, however, that any actual or prospective change or changes relating to or resulting from (a) any change in federal or state law, or interpretation thereof, applicable or potentially applicable to the Acquired Company or any of the Subsidiaries, or any of their respective operations or activities, in each case, which do not disproportionately affect the Acquired Company and the Subsidiaries, taken as a whole, as compared to others in the industries, (b) any change in federal or state healthcare program reimbursement law, regulations, policies or procedures, or interpretations thereof, applicable or potentially applicable to the goods sold or services rendered by the Acquired Company or any of the Subsidiaries, in each case, which do not disproportionately affect the Acquired Company and the Subsidiaries, taken as a whole, as compared to others in the industries (c) any change or changes in general economic conditions (including, without limitation, changes in financial or market conditions) or local, regional, national or international conditions in any of the industries in which the Acquired Company's and the Subsidiaries' business is conducted, (d) acts of terrorism or war (whether or not declared), occurring prior to, on or after the date of this Agreement, (e) the announcement of the Contemplated Transactions as permitted pursuant to Section 5.04, or (f) any change in accounting requirements or principles or the interpretation thereof, shall be deemed not to constitute a "Material Adverse Effect."

            "Medical Waste Laws" has the meaning specified in Section 3.13(d).

            "Medicare and Medicaid Programs" means Titles XVIII and XIX of the Social Security Act.

            "Most Recent Financial Statements" has the meaning specified in
Section 3.06(a).

            "Named Officer" means William Sanger and Don Harvey.

            "Net Worth" has the meaning specified in the Post-Closing Adjustment Schedule.

            "Net Worth Deficiency" has the meaning specified in Section 1.05(d).

            "Non-Federal Income Tax" means any Income Tax imposed by any Governmental Authority other than the United States federal government.

            "Non-Registered Intellectual Property" has the meaning specified in
Section 3.16(b).

            "Onex Equity Commitment" has the meaning specified in Section 4.08.

            "Order" means any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any Authority, including any temporary or permanent restraining order.

            "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment or modification to any of the foregoing.

            "Other Purchaser Documents" means any documents to be delivered by Purchaser to Seller pursuant to Section 1.04 and such other documents as Seller may reasonably request for the purpose of evidencing the satisfaction of any condition referenced in Article VI. For the avoidance of doubt, the term "Other Purchaser Documents" shall not include any Contracts entered into between Seller and/or any of its Affiliates and Purchaser pursuant to Section 5.14.

            "Other Seller Documents" means any documents to be delivered by Seller to Purchaser pursuant to Section 1.04 and such other documents as Purchaser may reasonably request for the purpose of evidencing the satisfaction of any condition referenced in Article VI. For the avoidance of doubt, the term "Other Seller Documents" shall not include any Contracts entered into between Seller and/or any of its Affiliates and Purchaser pursuant to Section 5.14.

            "Outside Date" has the meaning specified in Section 7.01(b).

            "Owned Real Property" has the meaning specified in Section 3.08(c).

            "Parent" has the meaning specified in the recitals.

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "PBGC Settlement Agreement" means that certain Agreement dated as of June 18, 2003, by and between Laidlaw, Inc., the Encumbered Subsidiaries (as such term is defined in the PBGC Settlement Agreement) and Greyhound Lines, Inc., on the one hand, and the Pension Benefit Guaranty Corporation, on the other hand.

            "Pension Plan" has the meaning specified in Section 3.19(b).

            "Performance Bonds" has the meaning specified in Section 5.09(a).

            "Performance Bond Collateral Amount" has the meaning specified in
Section 5.09(b).

            "Permits" means any permit, authorization, approval, registration, license, certificate, directive, Order or variance granted by or obtained from any Governmental Authority and used or required in connection with the Business.

            "Permitted Liens" means with respect to or upon any of the property or assets of the Acquired Company, whether owned as of the date hereof or thereafter, any (1) Liens incurred and pledged and deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, old-age pensions and other social security benefits; (2) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; (3) Liens imposed by law, such as carriers', warehouseman's, mechanics', materialmen's, landlords', laborers', suppliers', construction and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which the Acquired Company shall, to the extent required by GAAP, have set aside on its books adequate reserves; (4) Liens securing the payment of Taxes, either not delinquent or being contested in good faith by appropriate legal or administrative proceedings and as to which the Acquired Company shall, to the extent required by GAAP, have set aside on its books adequate reserves; (5) zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or other title matters (and with respect to leasehold interests, Liens and other obligations incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property; (6) Liens in favor of the lenders under the Senior Secured Credit Facility; (7) Liens in favor of the PBGC pursuant to the PBGC Settlement Agreement; (8) restrictions on the assets of the Acquired Company and the Subsidiaries pursuant to capitalized leases; and (9) extensions, renewals and replacements of Liens referred to in
(1) through (8) of this sentence.

            "Person" means any entity, corporation, company, association, joint venture, joint stock company, limited liability company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), Authority, trustee, receiver or liquidator.

            "Policy" has the meaning specified in Section 3.09(a).

            "Post-Closing Tax Period" means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

            "Pre-Closing Tax Period" means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

            "Preliminary Debt Amount" has the meaning specified in Section 1.05(a).

            "Preliminary Net Worth Amount" has the meaning specified in Section 1.05(a).

            "Premium" has the meaning specified in Section 5.09(a).

            "Primary Layer" means Damages in the amount of $0.01 up to and including $10,000,000.

            "Proceeding" means any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation in each case (whether civil, criminal, administrative, investigative or informal) domestic or foreign, criminal or civil, at law or in equity.

            "Purchase Price" has the meaning specified in Section 1.02.

            "Purchaser" has the meaning specified in the Recitals.

            "Purchaser Indemnified Party" has the meaning specified in Section 8.01(a).

            "Registered Intellectual Property" has the meaning specified in
Section 3.16(a).

            "Regulation" means the permanent or temporary U.S. Treasury regulation promulgated under the Code.

            "Related Person" means (a) any Subsidiary other than a direct or indirect wholly owned Subsidiary; (b) any stockholder, director or officer of the Acquired Company or a Subsidiary; and (c) any Person who, to the Knowledge of Seller, is an Affiliate or an immediate family member (or an Affiliate of an immediate family member) of any Person referred to in clause (a) or (b). As used herein, the term "immediate family member" means, as to any individual, the spouse, a parent or a lineal descendant (or adopted child of lineal descendant) of a parent of such individual, or a trust for the benefit of any of the foregoing persons.

            "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, exhausting or migration on or into the environment or into, on, under or from any property.

            "Releasing Parties" has the meaning specified in Section 5.06(c).

            "Representation Breach" has the meaning specified in Section 5.11.

            "Required Consents" has the meaning specified in Section 3.05.

            "Required LC Delivery Date" has the meaning specified in Section 5.07(a).

            "Review Period" has the meaning specified in Section 1.05(b).

            "Risk Financing Program Agreements" means (i) that certain American Medical Response, Inc. Risk Financing Program Agreement for the period commencing on July 1, 1993 through August 31, 2001, by and between American Medical Response, Inc. and Parent; (ii) that certain American Medical Response, Inc. Risk Financing Agreement for fiscal 2004, by and between American Medical Response, Inc. and Parent; and (iii) that certain Addendum to the American Medical Response, Inc. Risk Financing Program Agreement for fiscal 2005, by and between American Medical Response, Inc. and Parent.

            "Scheduled Contracts" has the meaning specified in Section 3.15(a).

            "Secondary Layer" means Damages in the amount of $10,000,001 up to and including $50,000,000.

            "Section 8.01(a)(iv) Matters" has the meaning specified in Section 8.01(a)(iv).

            "Section 8.01(a)(v) Matters" has the meaning specified in Section 8.01(a)(v).

            "Section 8.01(a)(vi) Matters" has the meaning specified in Section 8.01(a)(vi).

            "Securities Act" means the Securities Act of 1933, as amended.

            "Seller" has the meaning specified in the Recitals.

            "Seller Indemnified Party" has the meaning specified in Section 8.02(a).

            "Senior Secured Credit Facility" means that certain Credit Agreement, dated as of June 19, 2003, as amended, among Laidlaw Investments Ltd., Laidlaw Transit Ltd. and Greyhound Canada Transportation Corp., as Borrowers, and the initial lenders, swing line banks, initial Canadian Issuing Bank and initial Revolving Issuing Bank named therein, and Citibank, N.A., as Additional Issuing Bank, Citicorp North America, Inc., as Collateral Agent, Citicorp North America, Inc., as Administrative Agent, Credit Suisse First Boston, as Syndication Agent, Citigroup Global Markets Inc. and Credit Suisse First Boston, as Joint Lead Arrangers, and Citigroup Global Markets, Inc., as Sole Book-Runner, and General Electric Capital Corporation, as Co-Documentation Agent.

            "Separate Company Income Tax Returns" means all Tax Returns with respect to Income Taxes other than Consolidated Income Tax Returns.

            "Settlement Accountant" has the meaning specified in Section
1.05(b).

            "Shares" has the meaning specified in the Recitals.

            "Share Purchase" has the meaning specified in the Recitals.

            "Significant Non-Federal Income Tax" means a Tax deficiency of an Acquired Company or one of the Subsidiaries equal to or greater than $100,000 of Non-Federal Income Tax.

            "Special Committee" means a committee comprised of the chief executive officer of American Medical Response, Inc., a designee of Parent and a designee of Onex Partners L.P.

            "Special Indemnity Cap" has the meaning specified in Section
8.06(b).

            "Special Indemnity Matters" has the meaning specified in Section 8.01(a)(vi).

            "Statement of Objections" has the meaning specified in Section 1.05(b).

            "stockholder" of any Person means a Person holding any equity interest in such Person, whether such equity interest is denominated capital, a partnership or membership interests, or otherwise.

            "Straddle Period" means any Tax Period that includes but does not end on the Closing Date.

            "Subject Leases" means (i) that certain Lease dated April 29, 2002, by and between Prentiss Properties Acquisition Partners, LP and American Medical Response, Inc.; and (ii) that certain Lease dated July 21, 1997, by and between Vineyard Management Company and American Medical Response West.

            "subsidiary" of any Person means any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity securities, the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization.

            "Subsidiary" or "Subsidiaries" has the meaning specified in Section 3.03(a).

            "Substitute Bonds" has the meaning specified in Section 5.09(a).

            "Substitute Financing Commitment" means an alternative commitment letter to the BofA Financing Commitment from a major money center bank that is no less favorable to Purchaser with respect to (a) the Bank MAE Conditions and
(b) the "market-out" condition set forth in clause (vii) of Exhibit C to the BofA Financing Commitment.

            "Target Net Worth Amount" has the meaning specified in the Post-Closing Adjustment Schedule.

            "Tax Period" means any period prescribed by any taxing or Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

            "Tax Proceeding" shall have the meaning set forth in Section
8.03(d).

            "Tax Returns" means any report, return, election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including any amendments thereto.

            "Taxes" means (i) all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Section 59A of the Code), alternative, minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), (ii) all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any governmental authority (domestic or foreign), penalties and interest, and (iii) any liability for the payment of any amounts described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

            "Third Party Claim" has the meaning specified in Section 8.04(a).

            "Title IV Plan" has the meaning specified in Section 3.19(b).

            "United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

            "Welfare Plans" has the meaning specified in Section 3.19(d).

            9.02 Other Definitional Provisions.

                  (a) Unless otherwise provided, any reference to an Article, Section or Annex is a reference to an Article or Section of, or an Annex to, this Agreement.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The words "include", "includes" and "including" mean "include", "includes", "including without limitation" and "including but not limited to."

                                   ARTICLE X.
                               GENERAL PROVISIONS

            10.01 Expenses. Except as otherwise provided in Sections 5.03 and 7.02, each party to this Agreement shall pay all fees and expenses incurred by it in connection with this Agreement and the Contemplated Transactions.

            10.02 Further Assurances. From time to time after the Closing and without further consideration, each of the parties, upon the request of the other party and at such other party's expense, shall execute and deliver such documents and instruments of conveyance and transfer as such other party may reasonably request in order to consummate more effectively the terms of this Agreement (including the purchase and sale of the Shares as contemplated by this Agreement and the vesting in Purchaser of title to the Shares transferred under this Agreement).

            10.03 Amendment/Non-Assignment. This Agreement may not be amended except by an instrument in writing signed by Purchaser and Seller. This Agreement may not be assigned or transferred by any party to this Agreement without the prior written consent of the other party to this Agreement; provided, that (a) Purchaser shall have the right to collaterally assign its rights under this Agreement to the lenders contemplated by the Financing Commitment or their agent or the lenders for any refinancing thereof to secure the obligations of the borrower(s) thereunder; and (b) Purchaser shall have the right to assign its rights under this

Agreement to any Affiliate or designee of an Affiliate (to the extent permitted by Law), provided, further, that no such assignment shall relieve Purchaser of any of its liabilities or obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns.

            10.04 Waiver. Either Purchaser or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered by the other pursuant to this Agreement or (c) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this Agreement by the other. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

            10.05 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by overnight courier, registered or certified mail, postage prepaid, addressed, as follows:

                    If to Seller:

                            Laidlaw Medical Holdings, Inc.
                            55 Shuman Boulevard
                            Suite 400
                            Naperville, Illinois 60563
                            Attention: Beth B. Corvino, General Counsel
                            Facsimile: (630) 848-3149
                            Telephone confirmation: (630) 848-3000

                    With a copies to:

                            Laidlaw International, Inc.
                            55 Shuman Boulevard
                            Suite 400
                            Naperville, Illinois 60563
                            Attention: Beth B. Corvino, General Counsel
                            Facsimile: (630) 848-3149
                            Telephone confirmation: (630) 848-3000
                            and

                            Latham & Watkins LLP
                            233 South Wacker Drive
                            Suite 5800
                            Chicago, Illinois 60606
                            Attention: Richard S. Meller
                            Facsimile: (312) 993-9767
                            Telephone confirmation: (312) 876-7700

                    If to Purchaser to:

                            Onex Partners Manager L.P.
                            712 Fifth Avenue
                            New York, New York 10019
                            Attention: Robert M. Le Blanc
                            Facsimile: (212) 582-0909
                            Telephone confirmation: (212) 582-2211

                    With a copy to:

                            Kaye Scholer LLP
                            425 Park Avenue
                            New York, New York 10022
                            Attention: Joel I. Greenberg and Lynn Toby Fisher
                            Facsimile: (212) 836-8689
                            Telephone confirmation: (212) 836-8000

or such other address as the Person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee. Any notice delivered after 5:00 p.m. (local time) on a Business Day or on a day that is not a Business Day will be deemed to have been delivered on the next following Business Day.

            10.06 Headings and Schedules. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The disclosure or inclusion of any matter or item on any Schedule included in the Disclosure Schedule shall not be deemed an acknowledgment or admission that any such matter or item is required to be disclosed or is material for purposes of the representations and warranties set forth in this Agreement. Each disclosure set forth in the Disclosure Schedules is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Disclosure Schedules to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made; provided, that, Seller shall not be required to identify or refer to specific individual subsections of this Agreement in the Disclosure Schedules.

            10.07 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of New York regardless of principles of conflicts of laws.

            10.08 No Third Party Rights. Except as otherwise specifically provided in Section 5.06(c), this Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties to this Agreement.

            10.09 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Facsimile signatures on this Agreement shall be deemed to be originals for all purposes.

            10.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

            10.11 Entire Agreement. This Agreement and the documents and instruments referred to in this Agreement, set forth the entire understanding and agreement among the parties as to the matters covered in this Agreement and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than the Confidentiality Agreement.

            10.12 Consent to Jurisdiction; Jury Trial; Venue. All disputes, litigation, proceedings or other legal actions by any party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the United States in the courts of the State of New York in the County of New York or of the United States District Court for the Southern District of New York. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York in the County of New York and the United States District Court for in Southern District of New York in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party to this Agreement will maintain at all times a duly appointed agent in the State of New York for the service of any process or summons in connection with any such dispute, litigation, action or proceeding brought in any such court and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided, in Section 10.05, with such service deemed effective on the fifteenth day after the date of such mailing.

            EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY DEFENSE OR OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW

YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

            10.13 Fair Construction. This Agreement shall be deemed to be the joint work product of Purchaser and Seller without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable. Each of the parties to this Agreement has caused this Agreement to be executed on its behalf by its duly authorized representative, all as of the day and year first above written.

            10.14 Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule or Exhibit is or is not material for purposes of this Agreement.

            10.15 Reasonable Consent Required. Where any provision of this Agreement requires a party to obtain the consent, approval or other acquiescence of any other party, such consent, approval or other acquiescence shall not be unreasonably conditioned, withheld or delayed by such other party. This Section
10.15 shall not apply to any consent requested pursuant to Section 8.04(b), which consent may be withheld by the Indemnified Party in its sole and absolute discretion.

            10.16 Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any United States District Court for the Southern District of New York or in any New York state court in the County of New York, in addition to any other remedy to which any party is entitled at law or in equity.

                           [Signature pages to follow]

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                               EMSC, INC.

                                               By: /s/ Robert M. Le Blanc
                                                   -----------------------------
                                               Name: Robert M. Le Blanc
                                               Title: Director

                                               LAIDLAW INTERNATIONAL, INC.

                                               By: /s/ Kevin E. Benson
                                                   -----------------------------
                                               Name: Kevin E. Benson
                                               Title: President and Chief
                                                      Executive Officer

                                               LAIDLAW MEDICAL HOLDINGS, INC.

                                               By: /s/ Kevin E. Benson
                                                   -----------------------------
                                               Name: Kevin E. Benson
                                               Title: President and Secretary

                                       S-1